As filed with the Securities and Exchange Commission on May 2, 2008
Registration No. 333- •

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CanArgo Energy Corporation
(Exact name of registrant as specified in its charter)

Delaware	91-0881481
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

P.O. Box 291, St Peter Port
Guernsey, GY1 3RR, British Isles
+(44) 1481 729 980
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey Wilkins
Chief Financial Officer
P.O. Box 291, St Peter Port
Guernsey, GY1 3RR, British Isles
+(44) 1481 729 980
(Name, address, including zip code, and telephone number, including area code of agent for service)

Please forward a copy of all correspondence to:
Peter A. Basilevsky, Esq.
Satterlee Stephens Burke & Burke LLP
11th Floor, 230 Park Avenue
New York, NY 10169
(212) 818-9200

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instructions I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting Company ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to Be	Offering Price per	Aggregate Offering	Registration
Securities to be Registered	Registered(1)(2)	Share(3)	Price(3)	Fee(3)(
Common stock, $0.10 par value	242,107,390 Shares(2)	$0.10	$24,210,739	$951.48
Common stock subscription rights	242,107,390 Rights	$0.10(3)	$24,210,739(3)	$951.48(3)
Total				$1,902.96

(1)	In the event of a stock split, stock dividend or similar transaction involving the shares of common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416 under the Securities Act of 1933.

(2)	Maximum amount of shares issuable upon exercise of all transferable subscription rights (“Rights”). Includes up to a maximum of • shares of common stock which may be purchased by one or more standby underwriters pursuant to an over-allotment option and up to a maximum of • shares of common stock which may be issued to one or more standby underwriters pursuant to a conditional right for such standby underwriters to elect to receive their commission in shares in lieu of cash.

(3)	No consideration will be received by the Registrant for the issuance of the Rights. The Rights are transferable and may be reoffered to the public by stockholders. The registration fee was calculated in accordance with Rule 457(g) on the basis of the price at which the Rights may be exercised.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED MAY 2, 2008.

PROSPECTUS
CANARGO ENERGY CORPORATION

 • Shares of Common Stock

CanArgo Energy Corporation (the “Company”) is offering (the “Rights Offering”) 242,107,390 shares of its common stock, $.10 par value, to holders of record of common stock at the close of business on • , 2008 (the “Record Date”), pursuant to transferable rights (the “Rights”) to purchase shares of common stock at a price of $0.10 per share (the “Subscription Price”). The Rights Offering is made as part of an offering of • shares (the “Offering”) which also includes potential purchases by one or more standby underwriters described below. Holders of Rights (“Rights Holders”) will be able to exercise their Rights until 5:00 p.m., Eastern time on • , 2008, unless extended by the Company (the “Expiration Time”). See “The Rights Offering” beginning on page 19.

Each shareholder is receiving one Right for each share of Common Stock held of record on the Record Date. Each Right will entitle the Rights Holder to subscribe (the “Basic Subscription Privilege”) for one share of Common Stock (the “Underlying Share”). Once a Rights Holder has exercised the Basic Subscription Privilege such exercise may not be revoked. The Rights will be evidenced by transferable certificates. See “The Rights Offering” beginning on page 19.

 • (collectively, the “Standby Underwriter”) will agree to underwrite the unsubscribed for Underlying Shares (the “Unsubscribed Shares”) at the Subscription Price. Under the terms of the standby underwriting agreement (the “Standby Underwriting Agreement”), the Standby Underwriter shall be entitled to exercise an over-allotment option of up to • shares and to receive a commission equal to • % of the aggregate Subscription Price in respect of all of the shares the subject of the Rights Offering. However, the Standby Underwriter will only be able to exercise its over-allotment option and/or its right to receive its commission in shares in lieu of cash in the event that the aggregate number of shares of common stock held by the Standby Underwriter following its subscription for the Unsubscribed Shares and the exercise of its over-allotment option and/or its right to receive the commission shares does not exceed 49.999999% of the issued and outstanding share capital of the Company immediately following such subscriptions. See “The Standby Underwriting and Plan of Distribution” beginning on page 25.

Our common stock is traded on The American Stock Exchange (“AMEX”) and the Oslo Stock Exchange (“OSE”) under the symbol “CNR”. The last reported sale price of our common stock on the American Stock Exchange Composite Transactions Tape on • , 2008 was $0. •  per share and on the Oslo Stock Exchange was Norwegian kroner (“NOK”) • . On • , 2008, one U.S. dollar equaled NOK • as reported on www.oanda.com. All references herein to “$” refer to United States dollars.

After the Expiration Time, the Rights will no longer be exercisable and will have no value. The Rights are transferable and may be purchased and sold prior to their expiration. The rights are expected to be admitted to listing and trading on the AMEX and OSE. However, the Company cannot predict if an active trading market for the rights will develop or the price at which such Rights may be purchased or sold.

See “Risk Factors” beginning on page 8 to read about the risks you should consider carefully before exercising any Rights and buying shares of our common stock.

Prior to and after the Expiration Date, the Standby Underwriter may only offer common stock acquired pursuant to the standby arrangements directly to the public located outside the United States and who are not U.S. Persons (as each is defined in Regulation S promulgated under the United States Securities Act of 1933, as amended (the “Securities Act”)) at prices set from time to time by the Standby Underwriter. Each such price when set will not exceed the highest price at which a dealer not participating in the distribution is then offering shares of common stock to other dealers plus the amount of any concession to dealers, and an offering price on any calendar day will not be increased more than once during such day. In effecting such transactions, the Standby Underwriter may realize profits or losses independent of the compensation referred to under “Standby Underwriting and Plan of Distribution.” The Standby Underwriter may also make sales to dealers outside the United States at prices that represent concessions from the prices at which such shares are then being offered to the public. The amount of such concessions will be determined from time to time by the Standby Underwriter. Any common stock so offered is offered subject to prior sale, when, as and if received by the Standby Underwriter, and subject to its right to reject orders in whole or in part, and any commissions received by the Standby Underwriter and any profit on the resale of the common stock purchased by the Standby Underwriter may be deemed underwriting commissions or discounts under the Securities Act. The Standby Underwriter and any dealers participating in the offer and sale of the shares will be subject to the prospective delivery requirements of the Securities Act. The common stock may be offered and sold by the Standby Underwriter in one or more transactions through the facilities of the Oslo Stock Exchange on which the shares are then listed for trading or in negotiated transactions or a combination of these and other methods of sale. The Company has agreed to indemnify the Standby Underwriter against certain liabilities including those arising under the Securities Act. In addition, until the expiration of the 40-day period beginning from the date hereof, an offer to sell or a sale of the Rights or the Underlying Shares within the United States by a broker/dealer may violate the registration requirements of the Securities Act if such offer to sell or sale is made otherwise than pursuant to the foregoing. See “The Standby Underwriting and Plan of Distribution” beginning on page 25.

Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is • , 2008

IMPORTANT INFORMATION

In connection with the Offering in Norway an offering circular has been prepared in Norwegian (the “Norwegian Offering Circular”). The Norwegian Offering Circular has been prepared in compliance with Norwegian legislation and regulations, including in accordance with the Norwegian Securities Trading Act Chapter 7 and the Norwegian Securities Trading Regulation Chapter 7 for the purpose of being distributed as a prospectus for an offer of and listing of Company common shares pursuant to the Norwegian Securities Trading Act Chapter 7 and the Norwegian Securities Trading Regulation Chapter 7. The Norwegian Offering Circular has been approved by Oslo Børs for the purpose of being distributed as a prospectus in accordance with the Norwegian Securities Trading Act Chapter 7 and the Norwegian Securities Trading Regulation Chapter 7. The Norwegian Offering Circular and this prospectus are the same, except that the Norwegian Offering Circular contains certain statements which are required under E.U. Commission Regulation No. 809/2004 (as amended by E.U. Commission Regulations No. 1787/2006 and 211/2007) and/or by the Oslo Børs, including responsibility statements made by our Board of Directors and the Standby Underwriter.

No person is authorized to give any information or to make any representation not contained in this prospectus in connection with the Offering and any information or representation not so contained must not be relied upon as having been authorized by us or on our behalf or by or on behalf of the Standby Underwriter. This prospectus is not intended to provide the basis of any credit or any other evaluation and should not be considered as a recommendation by us or the Standby Underwriter that any recipient of this prospectus should acquire or exercise Rights or subscribe for any shares of common stock being offered in the Offering (“Offered Shares”). Each prospective investor should determine for itself the relevance of the information contained in this prospectus and its subscription of Offered Shares or its acquisition or exercise of Rights should be based upon such investigation as it deems necessary.

General Information and Special Notices

The distribution of this prospectus and the Offering is, in certain jurisdictions, restricted by law, and this prospectus may not be used for the purpose of, or in connection with, any offer or solicitation to anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such offer or solicitation. This prospectus does not constitute an offer of or an invitation to acquire any Rights or to subscribe for Offered Shares in any jurisdiction in which such offer or invitation would be unlawful. Persons into whose possession this prospectus comes shall inform themselves of and observe all such restrictions. Neither the Company nor the Standby Underwriter accept any legal responsibility for any violation by any person, whether or not a prospective purchaser of Rights or Offered Shares, of any such restrictions.

This prospectus may not be distributed or otherwise made available, the Offered Shares may not be directly or indirectly offered, sold or subscribed, and the Rights may not be directly or indirectly offered, sold, acquired or exercised in Canada, Australia or Japan unless such distribution, offering, sale, acquisition, exercise or subscription is permitted under applicable laws of the relevant jurisdiction, and the Company and the Standby Underwriter receive satisfactory documentation to that effect. The prospectus may not be distributed or otherwise made available, the Offered Shares may not be directly or indirectly offered, sold or subscribed and the Rights may not be directly or indirectly offered, sold, acquired or exercised in any other jurisdiction, unless such distribution, offering, sale, acquisition, exercise or subscription is permitted under applicable laws of the relevant jurisdiction. The Company and the Standby Underwriter may require receipt of satisfactory documentation to that effect. Due to such restrictions under applicable legislation and regulations, the Company expects that certain investors residing in Canada, Australia, Japan and other jurisdictions may not be able to receive this prospectus or the Norwegian Offering Circular and may not be able to exercise their Rights and subscribe for Offered Shares.

Investors are authorized to use this prospectus solely for the purpose of considering the acquisition or exercise of the Rights and subscription of the Offered Shares described in this prospectus. The Company and other sources identified herein have provided the information contained in this prospectus. The Standby

i

Underwriter makes no warranty, express or implied, as to the accuracy or completeness of such information, and nothing contained in this prospectus is, or shall be relied upon as, a promise or representation by the Standby Underwriter. Investors may not reproduce or distribute this prospectus, in whole or in part, and investors may not disclose any of the contents of this prospectus or use any information herein for any purpose other than considering the acquisition or exercise of Rights and the subscription of Offered Shares. Investors agree to the foregoing by accepting delivery of this prospectus. Prospective holders of the Rights and prospective subscribers of the Offered Shares should make an independent assessment as to whether the information in this prospectus is relevant, and any acquisition or exercise of the Rights and any subscription of the Offered Shares should be based on the examinations that the holder or subscriber in question may deem necessary. In addition to their own examination of the Company and the terms of the Offering, including the merits and risks involved, investors should rely only on the information contained in this prospectus, including the risk factors described herein, and any notices required under any orders, rules or regulations issued by any Norwegian securities regulators on issuers’ duties to disclose information, and the rules of the Oslo Børs that are published by the Company and expressly amend this prospectus or which are filed with the United States Securities and Exchange Commission and are incorporated by reference herein.

In connection with the Offering, the Standby Underwriter or its affiliates acting as investors for their own account, may sell, acquire or exercise Rights and offer, sell and subscribe for Offered Shares in the Offering. They may in this capacity for their own account hold, buy or sell such securities and any other of the Company’s securities and any investments related thereto, and they may offer or sell such securities or other investments in contexts other than in connection with the Offering. References in this prospectus to the Rights being allocated, acquired or sold and the Offered Shares being subscribed, offered, sold or acquired should therefore be considered to comprise such offers or placements of securities to the Standby Underwriter or its affiliates. The Standby Underwriter does not intend to disclose the extent of any such investments or transactions other than in compliance with legal or regulatory requirements to do so. The Standby Underwriter in connection with the Offering will receive fees from the Company. In connection with the Standby Underwriter’s usual business activities, the Standby Underwriter and certain companies affiliated therewith may have provided and may in future provide investment banking advice and carry on normal banking business with the Company and its subsidiaries.

The Standby Underwriter does not make any direct or indirect representation and does not assume responsibility for the accuracy and completeness of the information contained in this prospectus. No person is authorized to give any information or to make any representation in connection with the prospectus other than as contained in this prospectus and any amendments thereto, and if given or made, such information or representation must not be relied upon as having been made or authorized by the Company or the Standby Underwriter. Neither the delivery of this prospectus nor the acquisition or exercise of Rights or the subscription of the Offered Shares shall create any implication that the information contained in this prospectus is correct as at any time subsequent to the prospectus date or that there have been no changes in the affairs of the Company since the date hereof. Any material change as compared with the contents of this prospectus will be published as a supplement pursuant to applicable laws, rules and regulations.

This prospectus may not be forwarded, reproduced or in any other way redistributed by anyone but the Standby Underwriter and the Company. The Rights and the Offered Shares may be subject to restrictions on transferability and resale under applicable securities legislation in certain jurisdictions and may not be acquired, transferred, exercised or resold unless permitted under applicable securities legislation. Persons into whose possession this prospectus may come undertake to inform themselves about and to observe such restrictions. Neither the Company nor the Standby Underwriter assumes any legal responsibility for any violation of these restrictions by any person, irrespective of whether such person is a potential holder of the Rights and a potential subscriber of the Offered Shares. Prospective holders of the Rights and prospective subscribers of the Offered Shares should make their own individual assessment of the legal basis of and consequences of the Offering, including possible tax consequences and possible foreign exchange restrictions which may apply before deciding whether to invest in the Rights and the Offered Shares.

Potential acquirers of Rights and subscribers of Offered Shares shall comply with all applicable laws and provisions in countries or regions in which they acquire, subscribe, offer, sell or exercise the Rights or the

Offered Shares or possess or distribute this prospectus and shall obtain consent, approval or permission, as required, for the acquisition of the Rights or subscription for the Offered Shares.

Notice to Investors in the European Economic Area

In relation to each Member State of the European Economic Area which have implemented the EU Directive 2003/71 (together with all current implementing measures in the individual Member States, the “Prospectus Directive”) (each a “Relevant Member State”), not including Norway, no offering of Rights and Offer Shares to the public will be made in any Relevant Member State prior to the publication of a prospectus concerning the Rights and the Offered Shares, which has been approved by the competent authority in such Relevant Member State or, where relevant, approved in another Relevant Member State and notified to the competent authority in such Relevant Member State, all pursuant to the Prospectus Directive, except that with effect from and including the date of implementation of the Prospectus Directive in such Relevant Member State, an offering of Rights and Offered Shares may be made to the public at any time in such Relevant Member State:

•	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity fulfilling at least two of the following conditions (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43 million; and (3) an annual net revenue of more than €50 million, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the Standby Underwriter, for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Offered Shares shall result in a requirement for the publication by the Company or the Standby Underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of Rights and Offered Shares to the public” in relation to Rights and Offered Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the Offering, the Rights and Offered Shares so as to enable an investor to decide to exercise or acquire Rights or subscribe for Offered Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State.

Notice to Investors in the United Kingdom

This communication is only being distributed to, and is only directed at, (i) persons who are outside the United Kingdom or (ii) investment professionals falling within article 19(5) of the Financial Services and Markets Act 2000 (financial promotion) order 2005 (the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within article 49(2)(a) to (d) of the Order (all such persons together being referred to as “Relevant Persons”). The Rights and the Offered Shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Rights or Offered Shares will be engaged in only with, Relevant Persons. Any person who is not a Relevant Person should not act or rely on this document or any of its contents.

Notice Concerning Canada, Australia and Japan

This prospectus may not be distributed or otherwise made available, the Offered Shares may not be directly or indirectly offered, sold or subscribed, and the Rights may not be directly or indirectly offered, sold, acquired or exercised in Canada, Australia or Japan, unless such distribution, offering, sale, acquisition, exercise or subscription is permitted under applicable laws of the relevant jurisdiction, and the Company and the Standby Underwriter receive satisfactory documentation to that effect. Due to such restrictions under applicable legislation and regulations, the Company expects that certain investors residing in Canada, Australia, Japan and other jurisdictions may not be able to receive this prospectus and may not be able to exercise their Rights or subscribe for the Offered Shares. No offering and no solicitation to any person is being made by the Company in any circumstances that would be unlawful.

Stabilization

IN CONNECTION WITH THE OFFERING, THE STANDBY UNDERWRITER MAY FROM COMMENCEMENT OF THE TRADING PERIOD FOR RIGHTS UNTIL 30 DAYS AFTER THE FIRST DAY OF TRADING AND OFFICIAL LISTING OF THE OFFERED SHARES EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE RIGHTS (STABILIZING ACTIONS REGARDING THE RIGHTS WILL ONLY TAKE PLACE DURING THE TRADING PERIOD FOR RIGHTS), THE OFFER SHARES AND THE EXISTING SHARES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET.
THE STANDBY UNDERWRITER IS, HOWEVER, NOT OBLIGED TO EFFECT ANY SUCH
TRANSACTIONS. SUCH TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT
ANY TIME.

Presentation of Financial and Certain Other Information

Our audited financial statements as at and for the fiscal years ended December 31, 2006 and 2007 incorporated by reference in this prospectus from our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as amended, have been prepared in accordance with generally accepted U.S. accounting principles (“GAAP”), which differs in certain respects from International Financial Reporting Standards as adopted by the EU and the additional Norwegian disclosure requirements for financial statements of listed companies. Financial information set forth in such financial statements and associated schedules has been rounded. Accordingly, in certain instances, the sum of the numbers in a column or row may not conform exactly to the total figure given for that column or row. In addition, certain percentages presented in such information reflect calculations based upon the underlying information prior to rounding and, accordingly, may not conform exactly to the percentages that would be derived if the relevant calculations were based upon the rounded numbers.

In this prospectus all references to “Kroner”, “kroner”, or “NOK” are to the currency of the Kingdom of Norway, all references to “U.S. dollars”, “U.S. Dollars”, “US$”, “USD”, or “$” are to the currency of the U.S., all references to “pounds”, “pounds sterling”. “UK £” or “£” are to the currency of the United Kingdom and all references to “Euro”, “euro” and “€” are to the currency introduced from the start of the third stage of the European Economic and Monetary Union pursuant to the Treaty establishing the European Community, as amended.

Enforceability of Judgments

The Company is organized under the laws of the State of Delaware in the United States, with our domicile in the municipality of Dover, County of Kent, state of Delaware. All of the members of our Board of Directors and Executive Management and certain of the experts named herein are residents of British Isles or other jurisdictions outside the U.S. All of our assets as well as the assets of such non-resident persons are located in jurisdictions outside the U.S.

As a result, it may not be possible for investors to effect service of process upon such persons or us with respect to litigation that may arise under U.S. federal securities law or to enforce against them or us judgments obtained in U.S. courts, whether or not such judgments were made pursuant to civil liability provisions of the federal or state securities laws of the U.S. or any other laws of the U.S. We have been advised by our Norwegian counsel that there is not currently a treaty between the U.S. and Norway providing for reciprocal recognition and enforceability of judgments rendered in connection with civil and commercial disputes and accordingly that a final judgment rendered by a U.S. court based on civil liability would not be enforceable in Norway. Considerable uncertainty exists whether Norwegian courts would allow actions to be predicated on the securities laws of the U.S. or other jurisdictions outside Norway.

Foreign Currency Presentation

We publish our financial statements in United States Dollars. Certain financial information included in this prospectus contains conversions of certain Dollar amounts into Kroner amounts, Pounds Sterling and into Euros at specified rates. These conversions should not be construed as representations that the Dollar amounts actually represent such Kroner, Pound or Euro amounts or could be converted into Kroner, Pounds or Euros at the rates indicated or at any other rate. In addition, certain additional information herein has been presented in U.S. dollars. The conversions in our financial statements of financial information into other currencies have been made using the rates disclosed therein. Unless otherwise indicated, conversions of financial information have been made using the foreign exchange reference rates set forth on the cover page of this prospectus.

Independent Auditors

Our audited consolidated financial statements as at and for the fiscal years ended December 31, 2006 and 2007 included herein by reference have been reported upon by LJ Soldinger Associates LLC, independent registered public accountants.

Financial Calendar

We are subject to the periodic reporting requirements and other disclosure requirements of the U.S. Securities Exchange Act of 1934, as amended (“Exchange Act”), and, accordingly, as an accelerated filer (as defined in the Exchange Act) we are required to file an Annual Report on Form 10-K with the SEC within 75 days after the end of each fiscal year, which report includes audited consolidated financial statements among other matters. In addition, we file interim Quarterly Reports on Form 10-Q containing unaudited interim financial information as well as other required information with the SEC within 40 days after the end of each of the first three fiscal quarters ended March 31, June 30 and September 30 in each year. Finally, in connection with the solicitation of proxies for our Annual General Meetings we are required to file proxy materials with the SEC.

Available Information

See the sections of this prospectus entitled “Where You Can Find More Information” and “Documents Incorporated by Reference” for information as to how you can obtain additional information regarding the Company, its business, financial condition and the Offering . The following documents have been field as exhibits with the SEC and can be accessed on the SEC’s website www.sec.gov and are available for inspection at any time: (i) our Amended and Restated Certificate of Incorporation and Bylaws; (ii) the documents incorporated by reference in this prospectus as identified in the section entitled “Documents Incorporated by Reference”; and (iii) this prospectus and the registration statement of which this prospectus forms a part.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities and is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus. Before making an investment decision, you should read the entire prospectus and the information incorporated by reference herein carefully, including the “Risk Factors” section.

Unless the context requires otherwise, references to the “Company”, “CanArgo”, “we”, “us” and “our” are to CanArgo Energy Corporation and its subsidiaries. A glossary of terms and definitions used in this prospectus is set forth on page 4. References to persons comprise references both to individuals and to legal entities.

The Company

The Company is an independent oil and gas exploration and production company engaged in oil and gas exploration, development and production in Georgia. The Company’s executive offices are located at PO Box 291, St Peter Port, Guernsey, GY1 3RR, British Isles and its telephone number is +(44) 1481 729 980.

Risk Factors

The investment in the common stock or the Rights offered hereby is subject to risk factors that should be carefully reviewed prior to determining whether to purchase the common stock or purchase or exercise the Rights. These factors relate to the Company’s financial condition, risks associated with operations in Georgia and other countries in the former Soviet Union, risks inherent in oil and gas operations, and volatility in our stock price. See “Risk Factors”.

The Offering

Rights Offering	Each record holder of common stock (“Record Date Holder”) at the close of business on • , 2008 (the “Record Date”) is entitled to one transferable subscription right (“Right”) for each share of common stock held of record on the Record Date. Each Right will entitle the holder thereof (“Rights Holder”) to purchase from the Company one share of common stock (an “Underlying Share”) for a price of $.10 per share (the “Subscription Price”). An aggregate of up to • shares of Common Stock will be sold in the Offering upon exercise of the Rights or pursuant to the Standby Underwriting Agreement (as defined below), including pursuant to the exercise by the Standby Underwriter of its over-allotment option to acquire up to an additional • shares at the Subscription Price and its option to acquire up to • shares in lieu of payment of its commission in cash. The Rights will be evidenced by transferable certificates (the “Subscription Rights Certificates”).

Conditions to Rights Offering	The Rights Offering is conditioned upon obtaining the approval of stockholders to an increase in the requisite number of shares of common stock that the Company is authorized to issue in order to enable the Company to complete the Rights Offering, the execution and delivery of mutually acceptable definitive agreements with the Standby Underwriter and the Subscription Agents, securing all requisite consents and complying with all requisite regulatory requirements, as well as the satisfaction of other conditions customarily found in underwritten offerings.

Basic Subscription Privilege	Rights Holders are entitled to purchase, at the Subscription Price, one Underlying Share for each whole Right held (the “Basic Subscription Privilege”). See “The Rights Offering — Subscription Privileges — Basic Subscription Privilege”.

Subscription Price	$0.10 per Underlying Share, payable in cash. See “The Rights Offering — Exercise of Rights” and “The Rights Offering — Determination of Subscription Price.”

Shares of Common Stock Outstanding after Rights Offering	As of the Record Date there were • shares of Common Stock outstanding. A maximum aggregate of • shares of Common Stock may be issued pursuant to the Basic Subscription Privilege. Accordingly, after this Offering, approximately • shares of Common Stock will be outstanding, assuming the exercise in full by the Standby Underwriter of both its over-allotment option and its conditional right to receive its commission in shares in lieu of cash. If only the shares the subject of the Rights Offering are issued (i.e. if the Standby Underwriter exercises neither its over-allotment option nor its conditional right to receive its commission in shares in lieu of cash) approximately • shares of Common Stock will be outstanding after this Offering.

Transferability of Rights	The Rights, including the Basic Subscription Privilege, are transferable prior to the Expiration Time. On and after the Expiration Time unexercised Rights will have no value.

Record Date	• , 2008

Expiration Time	5:00 p.m., U.S. Eastern time, • , 2008, or such later time to which the Offering may have been extended (the “Expiration Time”). See “The Rights Offering — Expiration Time”. Rights not exercised prior to the Expiration Time will expire and become worthless.

Procedure for Exercising Rights	The Basic Subscription Privilege may be exercised by properly completing the Subscription Rights Certificate and forwarding it (or following the Guaranteed Delivery Procedures), with payment of the Subscription Price for each Underlying Share subscribed for pursuant to the Basic Subscription Privilege to the U.S. or Norwegian Subscription Agent, which must receive such Subscription Rights Certificate or Notice of Guaranteed Delivery and payment at or prior to the Expiration Time. If Subscription Rights Certificates are sent by mail, Rights Holders are urged to use insured, registered mail. See “The Rights Offering — Exercise of Rights”.

No Revocation of Exercise	Once a Rights Holder has exercised the Basic Subscription Privilege, such exercise may not be revoked.

Persons Holding Common Stock, or Wishing to Exercise Rights Through Others	Persons holding shares of Common Stock beneficially, and receiving the Rights issuable with respect thereto, through a broker, dealer, commercial bank, trust company or other nominee, as well as persons holding certificates for common stock directly who would prefer to have such institutions effect transactions relating to the Rights on their behalf, should contact the appropriate institution or nominee and request it to effect such transactions for them. See “The Rights Offering — Exercise of Rights”.

Issuance of Common Stock	Certificates representing shares of common stock purchased pursuant to the Basic Subscription Privilege will be delivered to subscribers as soon as practicable after the closing of the Rights Offering, corresponding Rights have been validly exercised and payment therefor has been received by the Company.

Standby Underwriting Agreement	• (collectively, the “Standby Underwriter”) has agreed to underwrite the unsubscribed for Underlying Shares (the “Unsubscribed Shares”) at the Subscription Price. Under the terms of the standby underwriting agreement (the “Standby Underwriting Agreement”), the Standby Underwriter shall be entitled to exercise an over-allotment option of up to • shares and to receive a commission equal to • % of the aggregate Subscription Price in respect of all of the shares the subject of the Rights Offering. The Standby Underwriter may elect to receive its commission in shares in lieu of cash (in which case the cash equivalent of each share issued in satisfaction of the commission will be $0.10 per share). However, the Standby Underwriter will only be able to exercise its over-allotment option and/or its right to receive its commission in shares in lieu of cash in the event that the aggregate number of shares of common stock held by the Standby Underwriter following its subscription for the Unsubscribed Shares and the exercise of its over-allotment option and/or its right to receive the commission shares does not exceed 49.999999% of the issued and outstanding share capital of the Company immediately following such subscriptions. The Company has also agreed to pay the Standby Underwriter’s out-of-pocket expenses (including legal fees) incurred in connection herewith (up to a maximum of $ • ). See “The Standby Underwriting and Plan of Distribution” beginning on page 25.

AMEX and OSE Symbols for Common Stock and Rights	CNR; ● and ●, respectively.

Use of Proceeds	The proceeds from the Rights Offering, before the payment of expenses of the Rights Offering, including any compensation due the Standby Underwriter, are estimated to be a minimum of $24,210,739. Of such proceeds: $12,000,000 is expected to be used for the implementation of a production enhancement program at the Ninotsminda Field in Georgia which may include the drilling of a new well in the eastern part of the Field with up to two horizontal completions and a new vertical well on the northern flank of the Field; $3,000,000 is expected to be used for the further evaluation of the Manavi 12 well prospect in Georgia with a focus on increasing oil production; $1,000,000 will be used to further our farm-out strategy in respect of our other exploration acreage in Georgia; $5,000,000 is expected to be used for the repayment of indebtedness; and $3,210,739 is expected to be used for general working capital purposes (including payment of the expenses of the Offering). In the event that the Standby Underwriter exercises its conditional over-allotment option the proceeds thereof will also be used for general working capital purposes.

U.S. Subscription Agent	Computershare, 350 Indiana Street, Suite 800, Golden, CO 80401; Telephone Number: (303) 262-0600; Facsimile Number: (303) 262-0631

Norwegian Subscription Agent	•

The above information is based on 242,107,390 shares of common stock outstanding as of April 28, 2008.

OIL AND GAS TERMS

When describing natural gas:	Mcf	=	Thousand cubic feet
	MMcf	=	million cubic feet
	Bcf	=	billion cubic feet
When describing oil:	Bbl	=	Barrel
	Mbbls	=	Thousand barrels
	MMbbls	=	million barrels
When comparing natural gas to oil:	6 Mcf of gas	=	1 bbl of oil equivalent
	Boe	=	Barrel of oil equivalent
	Mboe	=	Thousand barrels of oil equivalent
	Mmboe	=	million barrels of oil equivalent

ABOUT CANARGO

We are an independent oil and gas exploration and production company incorporated with limited liability under the laws of the State of Delaware, U.S.A., headquartered in St Peter Port, Guernsey, British Isles, but not regulated in Guernsey, operating in Georgia a former part of the former Soviet Union. We operate and carry out our activities as a holding company through a number of operating subsidiaries and associated or affiliated companies. Each of these operating companies is generally focused on one of our projects, and this structure assists in maintaining separate cost centers for these different projects.

Our principal activities are oil and gas exploration, development and production in Georgia although in the past we have also operated in other former Soviet Union countries. We are currently directing all of our efforts and resources to our exploration and appraisal program in Georgia and the development of the Ninotsminda Field in Georgia. Our management and technical staff have substantial experience in our areas of operation. Currently our principal product is crude oil, and the sale of crude oil is our principal source of revenue.

Our oil and natural gas reserves and production have to date been derived principally through development of the Ninotsminda Field. We are currently focused on properties that either offer us existing or near term production as well as additional exploitation opportunities, or exploration prospects which management believes have significant potential. CanArgo has additional exploratory and developmental oil and gas properties and prospects in Georgia. The Company operates in a global market and has an insignificant market share in such market.

Going Concern

Our ability to continue to pursue our principal activities of acquiring interests in and developing oil and gas fields is dependent upon generating funds from internal sources, external sources and, ultimately, maintaining sufficient positive cash flows from operating activities. Our financial statements have been prepared in accordance with U.S. GAAP, which contemplates continuation of the Company as a going concern. The Company incurred net losses from continuing operations to common stockholders of approximately $65,315,000 $54,432,000 and $12,522,000 for the years ended December 31, 2007, 2006 and 2005 respectively. These net losses included non-cash charges related to depreciation and depletion, impairments, loan interest, amortization of debt discount, extinguishment of debt and stock-based compensation of approximately $61,936,000, $48,213,000 and $7,175,000 for the years ended December 31, 2007, 2006 and 2005 respectively.

In the years ended December 31, 2007 and 2006, the Company’s revenues from its Georgian operations did not cover the costs of its operations. At December 31, 2007 the Company had unrestricted cash and cash equivalents available for general corporate use or for use in the Georgian operations of approximately $6,869,000. In 2007 the Company experienced a net cash outflow from operations of approximately $1,800,000 in Georgia. In addition, the Company has a planned capital expenditure budget in 2008 of approximately $12,000,000 in Georgia. The Company’s exploration and development wells currently undergoing or waiting to undergo production testing in Georgia currently do not produce enough commercially available quantities of oil and or gas and accordingly the Company will not have sufficient working capital and may have to delay or suspend its capital expenditure plans and possibly make cutbacks in its operations in the event that it is unable to obtain significant additional financing. There are no assurances the Company could raise additional sources of equity financing and the covenants contained in the Note Purchase Agreements to which the Company is a party (see Note 9 of the consolidated financial statements included in the Annual Report on Form 10-K, as amended) restrict the Company from incurring additional debt obligations unless it receives consent from Noteholders holding at least 51% in aggregate outstanding principal amount of the of the Notes covered by such Agreements.

Consequently, the aforementioned items raise substantial doubt about the Company’s ability to continue as a going concern.

We currently have sufficient cash on hand to support our current operations through to the third quarter 2008. In order to fund our planned capital expenditure program and to continue our operations after the third quarter 2008, we need to raise substantial funds. Accordingly, we are pursuing raising additional funds through the Rights Offering to shareholders. We are also actively pursuing the farming out a number of our exploration projects. We are required under the covenants of our existing Notes to obtain the approval of a majority of our debt holders in order to incur additional indebtedness in excess of $2.5 million, which approval we cannot guarantee.

The Company’s ability to continue as a going concern is dependent upon raising capital through debt and equity financing on terms desirable to the Company. If the Company is unable to obtain additional funds when they are required or if the funds cannot be obtained on terms favorable to the Company, management will be required to delay, scale back or eliminate its well development program or license third parties to develop or market products that the Company would otherwise seek to develop or market itself, or even be required to relinquish its interest in the properties or in the extreme situation, cease operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management’s Plan

The Company may require additional funding to continue with its Georgian operations as planned. The Company may seek additional appropriate equity and debt financing to further cover its working capital needs. Alternatively, the Company may curtail its operations to extend its cash resources until it has secured additional financing.

Our business strategy is focused on the following:

Further Development Of Existing Properties

Assuming available financial resources, we intend to further develop our properties that have established oil and gas resources. We seek to add proved reserves and increase production through the use of advanced technologies, including conducting further seismic programs and detailed technical analysis of our properties, horizontal drilling, multilateral drilling, drilling new structures from existing locations and selectively recompleting existing wells. We also plan to drill step-out wells to expand known field limits.

Growth Through Exploitation And Exploration

Assuming available financial resources, we intend to conduct an active technology-driven exploitation and exploration program that will be designed to complement our property acquisition and development drilling efforts with moderate to high-risk exploration projects that have greater reserve potential. In the past we have generated exploration prospects through the analysis and integration of geological and geophysical data and the interpretation of seismic data. Assuming available financial resources, we intend to manage our exploration expenditures through the optimal scheduling of our drilling program and, if considered appropriate, selectively reducing our participation in certain exploratory prospects through farm-outs or sales of interests to industry partners.

Pursuit Of Strategic Acquisitions

We continually review opportunities to acquire producing properties, leasehold acreage and drilling prospects and seek to acquire operational control of properties that we believe have significant exploitation and exploration potential. We are especially focused on increasing our holdings in fields and basins from which we leverage existing infrastructure and resources.

RECENT DEVELOPMENTS

On January 8, 2008, we announced that we had received a deficiency letter from The American Stock Exchange, Inc. (“AMEX”) advising the Company that in view of its continued non-compliance with Section 121(A)(1) and Section 121(B)(2)a of the continued listing standards of the AMEX Company Guide, which require that at least a majority of the directors qualify as “independent directors” and that the Audit Committee be comprised of at least three independent directors, the Company had until January 18, 2008 to submit a plan to the Exchange of steps it has taken, or will take, in order to regain compliance with these requirements by no later than April 4, 2008.

Effective February 7, 2008, Dr. David Robson, the Company’s former Chief Executive Officer and after his resignation as Chief Executive Officer in June 2007, the Non-Executive Chairman and a Non-Executive Director of the Board of Directors, resigned from the Board. In connection with Dr. Robson’s departure the Company agreed:

•	to make a payment to Vazon Energy Limited (“Vazon”) of UK£30,000 in settlement of Dr. Robson’s Service Agreement (Vazon being the company which provided the services of Dr. Robson); and

•	that the 1,800,000 share options granted to Dr. Robson pursuant to the Company’s Long Term Stock Incentive Plans (“LTSIP”) will remain valid and be exercisable until 31 December 2008 under the terms of such plans. These options comprise:

•	1,500,000 options granted at an exercise price of $0.65 (issued September 24, 2004); and

•	300,000 options granted at an exercise price of $1.00 (issued July 27, 2005).

On February 14, 2008, we announced that Company had been advised by the AMEX that in connection with the Company’s continued non-compliance with Section 121(A)(1) and Section 121(B)(2)a of the continued listing standards of the AMEX Company Guide, which was previously disclosed by the Company, its listing was being continued until April 4, 2008. The Company also announced that the Company’s plan to regain compliance previously submitted to the Staff of the AMEX was determined to reasonably demonstrate the Company’s ability to regain compliance with such continued listing standards by the end of the plan period.

In accordance with the requirements of the AMEX, on March 18, 2008, we announced that in respect of the Company’s 2007 audited financial statements, the audit opinion issued in the auditors independent report contained additional explanatory language to the standard audit report in respect of the Company’s ability to continue as a going concern. The independent audit report is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as amended, and is available at www.sec.gov.

On March 27, 2008, we announced the appointment of Anthony J. Perry as an Independent Non-Executive Director of the Board of the Company with effect from April 1, 2008. He will also join the Company’s Audit Committee. This appointment means that we now satisfy the continued listing requirements of the AMEX for a majority of independent directors on the Board and three independent directors on the Audit Committee.

On April 18, 2008, we announced the scheduled Annual Meeting of Stockholders to be held on June 26, 2008 at 10.30 a.m. Eastern Time at The American Stock Exchange, 86 Trinity Place, New York, NY, 10006, and that only stockholders of record at the close of business on April 28, 2008 will be entitled to notice of, and to vote at, such meeting or any adjournments or postponements thereof.

On April 13, 2008, we announced the proposed Rights Offering and on April 28, 2008 we filed a Current Report on Form 8-K disclosing the adoption by the Board of Directors of an amendment to our Amended and Restated Certificate of Incorporation increasing the number shares of common stock we are authorized to issue from 500 million shares to one billion shares and concurrently amending our 2004 Long Term Stock Incentive Plan (the “2004 Plan”) to increase the number of shares of common stock available for grant under the 2004 Plan from 17.5 million to 35 million. Both the amendment of the Amended and Restated Certificate of Incorporation and the amendment of the 2004 Plan are subject to approval by stockholders, whose approval will be solicited at the Company’s Annual Meeting of Stockholders. The approval of the amendment of the Amended and Restated Certificate of Incorporation is a condition to the Rights Offering since the Company currently does not have sufficient authorized shares of common stock to permit the Rights Offering to proceed as planned and will require the approval of at least a majority of the issued and outstanding shares of common stock. The approval of the amendment to the 2004 Plan will only require the approval of the holders of a majority of the shares of common stock present in person or by proxy at the Meeting and entitled to vote.

RISK FACTORS

An investment in our common stock is subject to significant risks and uncertainties which may result in a loss of all or a part of your investment. You should carefully consider the risks described below, as well as all other information contained or incorporated by reference in this prospectus and any applicable prospectus supplements, before investing in our common stock. The risks described below are not the only ones facing the Company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations and adversely affect the price of our shares.

Risks Associated with our Business

We Have Experienced Recurring Losses.

For the fiscal years ended December 31, 2007, 2006, 2005, 2004, and 2003, we recorded net losses of $53,777,214, $60,540,851, $12,335,314, $4,611,031, and $7,473,346 respectively, and have an accumulated deficit of $231,519,571 as at December 31, 2007. Impairments of oil and gas properties, ventures and other assets in 2007 included write-downs of $42,000,000 in our carrying value of the Ninotsminda Field. The Company may never achieve or maintain profitability. The Company will need to generate significant revenues to achieve and maintain profitability. The Company cannot guarantee that it will be able to generate these revenues.

Our Ability To Pursue Our Activities Is Dependent On Our Ability To Generate Cash Flows.

•	Our ability to continue to pursue our principal activities of acquiring interests in and developing oil and gas fields is dependent upon generating funds from internal sources, external sources and, ultimately, maintaining sufficient positive cash flows from operating activities. Our financial statements have been prepared in accordance with U.S. GAAP, which contemplates continuation of the Company as a going concern. The Company incurred net losses from continuing operations to common stockholders of approximately $65,315,000 $54,432,000 and $12,522,000 for the years ended December 31, 2007, 2006 and 2005 respectively. These net losses included non-cash charges related to depreciation and depletion, impairments, loan interest, amortization of debt discount, extinguishment of debt and stock-based compensation of approximately $61,936,000, $48,213,000 and $7,175,000 for the years ended December 31, 2007, 2006 and 2005 respectively.

•	In the years ended December 31, 2007 and 2006, the Company’s revenues from its Georgian operations did not cover the costs of its operations. At December 31, 2007 the Company had unrestricted cash and cash equivalents available for general corporate use or for use in the Georgian operations of approximately $6,869,000. In 2007 the Company experienced a net cash outflow from operations of approximately $1,800,000 in Georgia. In addition, the Company has a planned capital expenditure budget in 2008 of approximately $12,000,000 in Georgia. The exploration and development wells currently undergoing or waiting to undergo production testing in Georgia currently do not produce enough commercially available quantities of oil and or gas and the Company will not have sufficient working capital and may have to delay or suspend its capital expenditure plans and possibly make cutbacks in its operations. There are no assurances the Company could raise additional sources of equity financing and the covenants contained in the Note Purchase Agreements to which the Company is a party (see Note 9 of the consolidated financial statements included in the Annual Report on Form 10-K, as amended) restrict the Company from incurring additional debt obligations unless it receives consent from Noteholders holding at least 51% in aggregate outstanding principal amount of the of the Notes covered by such Agreements.

Consequently, the aforementioned items raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s ability to continue as a going concern is dependent upon raising capital through debt and equity financing on terms desirable to the Company. If the Company is unable to obtain additional funds when they are required or if the funds cannot be obtained on terms favorable to the Company, management may be required to delay, scale back or eliminate its well development program or license third parties to develop or market products that the Company would otherwise seek to develop or market itself, or even be required to relinquish its interest in the properties or in the extreme situation, cease operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our Current Operations Are Dependent On the Success of Our Georgian Exploration Activities and Our Activities on the Ninotsminda Field.

To date we have directed substantially all of our efforts and most of our available funds to the development of the Ninotsminda Field in the Kura Basin in the eastern part of Georgia, appraisal of the Manavi oil discovery and exploration in that area and some ancillary activities in the Kura Basin area. This decision is based on management’s assessment of the promise of the Kura Basin area. However, our focus on the Ninotsminda Field has over the past several years resulted in overall losses for us. We cannot assure investors that the exploration and development plans for the Ninotsminda Field will be successful. For example, the Ninotsminda Field may not produce sufficient quantities of oil and gas and at sufficient rates to justify the investment we have made and are planning to make in the Field, and we may not be able to produce the oil and gas at a sufficiently low cost or to market the oil and gas produced at a sufficiently high price to generate a positive cash flow and a profit. Our Georgian exploration program, particularly in the Manavi and Norio areas, is an important factor for future success, and this program may not be successful, as it carries substantial risk. See “Risks Associated with our Industry – Our Oil and Gas Activities Involve Risks, Many Of Which Are Beyond Our Control” below for a description of a number of these potential risks and losses. In accordance with customary industry practices, we maintain insurance against some, but not all, of such risks and some, but not all, of such losses. The occurrence of an event not fully covered by insurance could have a material adverse effect on our financial condition and results of operations.

Our Operation Of The Ninotsminda Field Is Governed By a Production Sharing Contract Which May Be Subject To Certain Legal Uncertainties.

Our principal business and assets are derived from production sharing contracts in Georgia. The legislative and procedural regimes governing production sharing agreements and mineral use licenses in Georgia have undergone a series of changes in recent years resulting in certain legal uncertainties. Our production sharing agreements and mineral use licenses, entered into prior to the introduction in 1999 of a new Petroleum Law governing such agreements have not as yet been amended to reflect or ensure compliance with current legislation. As a result, despite references in the current legislation grandfathering the terms and conditions of our production sharing contracts, conflicts between the interpretation of our production sharing contracts and mineral use licenses and current legislation could arise. Such conflicts, if they arose, could cause an adverse effect on our rights under the production sharing contracts.

We May Encounter Difficulties In Enforcing Our Title To Our Properties.

Since all of our oil and gas interests are currently held in countries where there is currently no private ownership of oil and gas in place, good title to our interests is dependent on the validity and enforceability of the governmental licenses and production sharing contracts and similar contractual arrangements that we enter into with government entities, either directly or indirectly. As is customary in such circumstances, we perform a minimal title investigation before acquiring our interests, which generally consists of conducting due diligence reviews and in certain circumstances securing written assurances from responsible government authorities or legal opinions. We believe that we have satisfactory title to such interests in accordance with standards generally accepted in the crude oil and natural gas industry in the areas in which we operate. Our interests in properties are subject to royalty interests, liens incident to operating agreements, liens for current taxes and other burdens, none of which we believe materially interferes with the use of, or affects the value of, such interests. However, as is discussed elsewhere, there is no assurance that our title to our interests will be enforceable in all circumstances due to the uncertain nature and predictability of the legal systems in some of the countries in which we operate.

We Will Require Additional Funds To Implement Our Long-Term Oil And Gas Development Plans.

It will take many years and substantial cash expenditures to develop fully our oil and gas properties. We generally have the principal responsibility to provide financing for our oil and gas properties and ventures. Accordingly, we may need to raise additional funds from outside sources in order to pay for project development costs. We may not be able to obtain that additional financing. If adequate funds are not available, we will be required to scale back or even suspend our operations or such funds may only be available on commercially unattractive terms. The carrying value of the Ninotsminda Field may not be realized unless additional capital expenditures are incurred to develop the Field. Furthermore, additional funds will be required to pursue exploration activities on our existing undeveloped properties. While expected to be substantial, without further exploration work and evaluation the amount of funds needed to fully develop all of our oil and gas properties cannot at present be quantified.

We May Be Unable To Finance Our Oil And Gas Projects.

Our long term ability to finance most of our present oil and gas projects and other ventures according to present plans is dependent upon obtaining additional funding. An inability to obtain financing in the future could require us to scale back or abandon part or all of our future project development, capital expenditure, production and other plans. The availability of equity or debt financing to us or to the entities that are developing projects in which we have interests is affected by many factors, including:

•	world and regional economic conditions;

•	the state of international relations;

•	the stability and the legal, regulatory, fiscal and tax policies of various governments in the areas in which we have or intend to have operations;

•	fluctuations in the world and regional price of oil and gas and in interest rates;

•	the outlook for the oil and gas industry in general and in areas in which we have or intend to have operations; and

•	competition for funds from possible alternative investment projects.

Potential investors and lenders will be influenced by their evaluations of us and our projects, including their technical difficulty, and comparison with available alternative investment opportunities.

Our Operations May Be Subject To The Risk Of Political Instability, Civil Disturbance And Terrorism.

Our principal oil and gas properties and activities are in Georgia, which is located in the former Soviet Union. Operation and development of our assets are subject to a number of conditions endemic to former Soviet Union countries, including political instability. The present governmental arrangements in countries of the former Soviet Union in which we operate were established relatively recently, when they replaced communist regimes. If they fail to maintain the support of their citizens, other institutions, including a possible reversion to totalitarian forms of government, could replace these governments. As recent developments in Georgia have illustrated, the national governments in these countries often must deal with civil disturbances and unrest which may be based on religious, tribal and local and regional separatist considerations. Further, relations between Georgia and the Russian Federation have involved periods of political tension. Our operations typically involve joint ventures or other participatory arrangements with the national government or state-owned companies. The production sharing contract covering the Ninotsminda Field is an example of such arrangements. As a result of such dependency on government participants, our operations could be adversely affected by political instability, terrorism, changes in government institutions, personnel, policies or legislation, or shifts in political power. There is also the risk that governments could seek to nationalize, expropriate or otherwise take over our oil and gas properties either directly or through the enactment of laws and regulations which have an economically confiscatory result. We are not insured against political or terrorism risks because management deems the premium costs of such insurance to be currently prohibitively expensive.

We Face The Risk Of Social, Economic And Legal Instability In The Countries In Which We Operate.

The political institutions of the countries that were a part of the former Soviet Union have become more fragmented and the economic institutions of these countries have converted to a market economy from a planned economy. New laws have been introduced, and the legal and regulatory regimes in such regions may be vague, containing gaps and inconsistencies, and are subject to amendment. Application and enforceability of these laws may also vary widely from region to region within these countries. Due to this instability, former Soviet Union countries are subject to certain additional risks including the uncertainty as to the enforceability of contracts. Social, economic and legal instability have accompanied these changes due to many factors which include:

•	low standards of living;

•	high unemployment;

•	under-developed and changing legal and social institutions; and

•	conflicts within and with neighboring countries.

This instability could make continued operations difficult or impossible. Georgia has democratically elected a President following a popular revolt against the previous administration in November 2003 and has successfully quelled a potential separatist uprising in one of its regions. Although the new administration has made public statements supporting foreign investment in Georgia, and has provided specific written support for our activities, there can be no guarantee that this will continue, or that these changes will not have an adverse affect on our operations. There are also some separatist areas within Georgia that receive support from the Russian Federation that may cause instability and potentially affect our activities.

We Face An Inadequate Or Deteriorating Infrastructure In The Countries In Which We Operate.

Countries in the former Soviet Union often either have underdeveloped infrastructures or, as a result of shortages of resources, have permitted infrastructure improvements to deteriorate. The lack of necessary infrastructure improvements can adversely affect operations. For example, we have, in the past, suspended drilling and testing procedures due to the lack of a reliable power supply.

We May Encounter Currency Risks In The Countries In Which We Operate.

Payment for oil and gas products sold in former Soviet Union countries may be in local currencies. Although we currently sell our oil principally for U.S. dollars, we may not be able to continue to demand payment in hard currencies in the future. Most former Soviet Union country currencies are presently convertible into U.S. dollars, but there is no assurance that such convertibility will continue. Even if currencies are convertible, the rate at which they convert into U.S. dollars is subject to fluctuation. In addition, the ability to transfer currencies into or out of former Soviet Union countries may be restricted or limited in the future. We may enter into contracts with suppliers in former Soviet Union countries to purchase goods and services in U.S. dollars. We may also obtain from lenders credit facilities or other debt denominated in U.S. dollars. If we cannot receive payment for oil and oil products in U.S. dollars and the value of the local currency relative to the U.S. dollar deteriorates, we could face significant negative changes in working capital.

We May Encounter Tax Risks In The Countries In Which We Operate.

Countries may add to or amend existing taxation policies in reaction to economic conditions including state budgetary and revenue shortfalls and political considerations. Since we are dependent on international operations, specifically those in Georgia, we may be subject to changing taxation policies including the possible imposition of confiscatory excess profits, production, remittance, export and other taxes. While we are not aware of any recent or proposed tax changes which could materially adversely affect our operations, such changes could occur although we have negotiated economic stabilization clauses in our production sharing contracts in Georgia and all current taxes are payable from the State’s share of petroleum produced under the production sharing contracts.

We have identified material weaknesses in our internal controls over financial reporting which, if not remediated, may adversely affect our ability to timely and accurately meet our financial reporting responsibilities.

We identified a number of material weaknesses in our internal controls over financial reporting as of December 31, 2007. Our management, in consultation with our audit committee, is continually reviewing the most cost effective way to address material weaknesses and deficiencies identified. Our failure to complete this remediation process may adversely affect our ability to accurately report our financial results in a timely manner.

We Are Currently Engaged In Outstanding Litigation The Outcome of Which Is Not Certain.

On September 12, 2005, WEUS Holding Inc (“WEUS”), a subsidiary of Weatherford International Ltd, lodged a formal Request for Arbitration with the London Court of International Arbitration against the Company in respect of unpaid invoices for work performed under the Master Service Contract dated June 1, 2004 between the Company and WEUS for the supply of under-balanced coil tubing drilling equipment and services during the first and second quarter of 2005. Pursuant to the Request for Arbitration, WEUS’ demand for relief is $4,931,332. The Company is contesting the claim and has filed a counterclaim. A three week hearing in the London Court of International Arbitration has been provisionally scheduled for February 2009.

On July 27, 2005, GBOC Ninotsminda, an indirect subsidiary of the Company, received a claim raised by certain of the Ninotsminda villagers (listed on pages 1 to 76 of the claim) in the Tbilisi Regional Court in respect of damage caused by the blowout of the N100 well on the Nintosminda Field in Georgia on September 11, 2004. An additional claim was received in December 2005 and amended in March 2006, thus bringing the relief sought pursuant to both claims to the sum of approximately 314,000,000 GEL (approximately $198,000,000 at the exchange rate of GEL to US dollars in effect on December 31, 2007).

We are defending both cases vigorously. However, predicting the outcome of any arbitration/litigation inevitably involves an element of uncertainty. In the event that the Company is found liable in either action the Company may, among other things, be required to pay damages and costs (and, even if the Company is successful, it is unlikely that it will fully recover its own costs), which could have a material adverse effect on the Company.

The Company has been named in with a group of other defendants by former interest holders of the Lelyaki oil field in Ukraine. The plaintiffs are seeking damages of approx $600,000 CDN (approx $611,000 at December 31, 2007 exchange rates). The former owners of UK-Ran Oil Company disposed of their investment in the field prior to selling the company to CanArgo.

Risks Associated with our Industry.

We May Be Required To Write-Off Unsuccessful Properties And Projects.

In order to realize the carrying value of our oil and gas properties and ventures, we must produce oil and gas in sufficient quantities and then sell such oil and gas at sufficient prices to produce a profit. We have a number of unevaluated oil and gas properties. The risks associated with successfully developing unevaluated oil and gas properties are even greater than those associated with successfully continuing development of producing oil and gas properties, since the existence and extent of commercial quantities of oil and gas in unevaluated properties have not been established. We could be required in the future to write-off our investments in additional projects, including the Ninotsminda Field project, if such projects prove to be unsuccessful.

Our Oil And Gas Activities Involve Risks, Many Of Which Are Beyond Our Control.

Our exploration, development and production activities are subject to a number of factors and risks, many of which may be beyond our control. We must first successfully identify commercial quantities of oil and gas, which is inherently subject to many uncertainties. Thereafter, the development of an oil and gas deposit can be affected by a number of factors which are beyond the operator’s control, such as:

•	unexpected or unusual geological conditions;

•	the recoverability of the oil and gas on an economic basis;

•	the availability of infrastructure and personnel to support operations;

•	labor disputes;

•	local and global oil prices; and

•	government regulation and legal and political uncertainties.

Our activities can also be affected by a number of hazards, such as:

•	natural phenomena, such as bad weather and earthquakes;

•	operating hazards, such as fires, explosions, blow-outs, pipe failures and casing collapses; and

•	environmental hazards, such as oil spills, gas leaks, ruptures and discharges of toxic gases.

Any of these factors or hazards could result in damage, losses or liability for us. There is also an increased risk of some of these hazards in connection with operations that involve the rehabilitation of fields where less than optimal practices and technology were employed in the past, as was often the case in the countries that were part of the former Soviet Union. We do not purchase insurance covering all of the risks and hazards or all of our potential liability that are involved in oil and gas exploration, development and production.

We May Have Conflicting Interests With Our Partners.

Joint venture, acquisition, financing and other agreements and arrangements must be negotiated with independent third parties and, in some cases, must be approved by governmental agencies. These third parties generally have objectives and interests that may not coincide with ours and may conflict with our interests. Unless we are able to compromise these conflicting objectives and interests in a mutually acceptable manner, agreements and arrangements with these third parties will not be consummated. We may not have a majority of the equity in the entity that is the licensed developer of some projects that we may pursue in the countries that were a part of the former Soviet Union, even though we may be the designated operator of the oil or gas field. In these circumstances, the concurrence of co-venturers may be required for various actions. Other parties influencing the timing of events may have priorities that differ from ours, even if they generally share our objectives. Demands by or expectations of governments, co-venturers, customers, and others may affect our strategy regarding the various projects. Failure to meet such demands or expectations could adversely affect our participation in such projects or our ability to obtain or maintain necessary licenses and other approvals.

Our Operating Direct And Indirect Subsidiaries And Joint Ventures Require Governmental Registration.

Operating entities in various foreign jurisdictions must be registered by governmental agencies and production licenses and contracts for the development of oil and gas fields in various foreign jurisdictions must be granted by governmental agencies. These governmental agencies generally have broad discretion in determining whether to take or approve various actions and matters. In addition, the policies and practices of governmental agencies may be affected or altered by political, economic and other events occurring either within their own countries or in a broader international context.

We Are Affected By Changes In The Market Price Of Oil And Gas.

Prices for oil and natural gas and their refined products are subject to wide fluctuations in response to a number of factors which are beyond our control, including:

•	global and regional changes in the supply and demand for oil and natural gas;

•	actions of the Organization of Petroleum Exporting Countries;

•	weather conditions;

•	domestic and foreign governmental regulations;

•	the price and availability of alternative fuels;

•	political conditions and terrorist activity in the Middle East, Central Asia and elsewhere; and

•	overall global and regional economic conditions.

A reduction in oil prices can affect the economic viability of our operations. There can be no assurance that oil prices will be at a level that will enable us to operate at a profit. We may also not benefit from rapid increases in oil prices as the market for the levels of crude oil produced in Georgia by Ninotsminda Oil Company Limited can in such an environment be relatively inelastic. Contract prices are often set at a specified price determined with reference to world market prices (often based on the average of a number of quotations for a “marker” crude including Dated Brent Mediterranean or Urals Mediterranean at the time of sale) subject to appropriate discounts for transportation and other charges which can vary from contract to contract.

Our Actual Oil And Gas Production Could Vary Significantly From Reserve Estimates.

Estimates of oil and natural gas reserves and their values by petroleum engineers are inherently uncertain. These estimates are based on professional judgments about a number of elements:

•	the amount of recoverable crude oil and natural gas present in a reservoir;

•	the costs that will be incurred to produce the crude oil and natural gas; and

•	the rate at which production will occur.

Reserve estimates are also based on evaluations of geological, engineering, production and economic data. The data can change over time due to, among other things:

•	additional development activity;

•	evolving production history; and

•	changes in production costs, market prices and economic conditions.

As a result, the actual amount, cost and rate of production of oil and gas reserves and the revenues derived from sale of the oil and gas produced in the future will vary from those anticipated in the reports on the oil and gas reserves prepared by independent petroleum consultants at any given point in time. The magnitude of those variations may be material. The rate of production from crude oil and natural gas properties declines as reserves are depleted. Except to the extent we acquire additional properties containing proved reserves, conduct successful exploration and development activities or, through engineering studies, identify additional productive zones in existing wells or secondary recovery reserves, our proved reserves will decline as reserves are produced. Future crude oil and natural gas production is therefore highly dependent upon our level of success in replacing depleted reserves.

Our Oil And Gas Operations Are Subject To Extensive Governmental Regulation.

Governments at all levels, national, regional and local, regulate oil and gas activities extensively. We must comply with laws and regulations which govern many aspects of our oil and gas business, including:

•	exploration;

•	development;

•	production;

•	refining;

•	marketing;

•	transportation;

•	occupational health and safety;

•	labor standards; and

•	environmental matters.

We expect the trend towards more burdensome regulation of our business to result in increased costs and operational delays. This trend is particularly applicable in developing economies, such as those in the countries that were a part of the former Soviet Union where we have our principal operations. In these countries, the evolution towards a more developed economy is often accompanied by a move towards the more burdensome regulations that typically exist in more developed economies.

We Face Significant Competition.

The oil and gas industry, including the refining and marketing of crude oil products, is highly competitive. Our competitors include integrated oil and gas companies, government owned oil companies, independent oil and gas companies, drilling and income programs, and wealthy individuals. Many of our competitors are large, well-established, well-financed companies. Because of our small size and lack of financial resources, we may not be able to compete effectively with these companies.

Our Profitability May Be Subject To Changes In Interest Rates.

Our profitability may also be adversely affected during any period of unexpected or rapid increase in interest rates. While we currently have only limited amounts of long term debt, increases in interest rates may adversely affect our ability to raise debt capital to the extent that our income from operations will be insufficient to cover debt service.

Risks Associated with our Stock.

Limited Trading Volume In Our Common Stock May Contribute To Price Volatility.

Our common stock is listed for trading on the Oslo Stock Exchange (“OSE”) in Norway, and on the AMEX in New York. During the year ended December 31, 2007, the average daily trading volume for our common stock on the OSE was 2,858,528 shares and 464,611 shares on the AMEX both as reported by Yahoo© and the closing price of our stock during such period ranged from a low of NOK 1.97 and $0.35 to a high of NOK 9.80 and $1.42 on the OSE and AMEX, respectively, as reported by Yahoo©. As of April 28, 2008 the closing price our stock was NOK 1.05 and $0.21 on the OSE and the AMEX, respectively. As a relatively small company with a limited market capitalization, even if our shares are more widely distributed, we are uncertain as to whether a more active trading market in our common stock will develop. As a result, relatively small trades may have a significant impact on the price of our common stock.

The Price Of Our Common Stock May Be Subject To Wide Fluctuations.

The market price of our common stock could be subject to wide fluctuations in response to quarterly variations in our results of operations, changes in earnings estimates by analysts, changing conditions in the oil and gas industry or changes in general market, economic or political conditions.

We Do Not Anticipate Paying Cash Dividends In The Foreseeable Future.

We have not paid any cash dividends to date on the common stock and there are no plans for such dividend payments in the foreseeable future.

We Have A Significant Number Of Shares Eligible For Future Sale.

At April 28, 2008, we had 242,107,390 shares of common stock outstanding. In addition, at April 28, 2008, we had 45,270 shares issuable upon exchange of CanArgo Oil & Gas Inc. Exchangeable Shares without receipt of further consideration; 7,992,000 shares of common stock subject to outstanding options granted under certain stock option plans (of which 7,490,333 shares were vested at April 28, 2008); 34,911,111 shares issuable upon exercise of outstanding warrants; up to 8,732,667 shares of common stock reserved for issuance under our existing option plans; up to 15,437,500 shares reserved for issuance in connection with certain existing contractual arrangements, including 10,600,000 shares upon conversion of our 12% Subordinated Convertible Guaranteed Note due June 28, 2010 (“12% Subordinated Notes”) and 4,650,000 shares upon conversion of our Senior Subordinated Convertible Guaranteed Notes due September 1, 2009 (“Subordinated Notes” and together with the 12% Subordinated Notes, collectively, the “Notes”). The shares of common stock issuable upon exercise of the stock options have been registered under the Securities Act. In addition, the 15,437,500 shares issuable pursuant to contractual arrangements, including under the Notes, are subject to certain registration rights and are eligible for resale in the public market after registration statements covering such shares have been declared effective. Finally, the holders of the Notes may be entitled to receive up to a possible maximum of 186,111,111 shares of common stock upon conversion of their Notes and the exercise of certain warrants issued to the holder of the 12% Subordinated Note assuming the Rights Offering is fully subscribed. Under the terms of the Company’s outstanding Notes the price at which such Notes convert into shares of common stock as well as the exercise price of certain warrants to purchase shares of common stock issued in connection with the 12% Subordinated Note shall reset from a current price of $1.00 per share to the Subscription Price of $0.10 per share resulting in a potential increase in the total number of shares of common stock issuable in connection with the conversion of such Notes and the exercise of such warrants from an aggregate of 48,861,111 shares as at April 28, 2008 to possible maximum of 186,111,111 shares of common stock. See “Dilution” below. Such shares of common stock issuable to the Note holders are subject to contractual registration rights. Sales of shares of common stock under Rule 144 or pursuant to an effective registration statement could have a material adverse effect on the price of the common stock and could impair our ability to raise additional capital through the sale of our equity securities.

This prospectus covers up to an additional • shares of common stock that may become issuable upon the exercise of the Standby Underwriter’s over-allotment option to acquire additional shares and shares which may become payable to the Standby Underwriter in lieu of a cash commission from the Company pursuant to the Standby Underwriting Agreement. Such issuances would more than double the outstanding number of shares of common stock and may have a material adverse effect on the price of the common stock and could further impair our ability to raise additional capital through the future sale of our securities.

This prospectus also covers any additional shares of common stock that become issuable in connection with the outstanding shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

Our Ability To Incur Additional Indebtedness Is Restricted Under the Terms of the 12% Subordinated Notes and the Subordinated Notes.

Pursuant to the terms of the Note Purchase Agreements entered into by and between CanArgo and the purchasers of the Notes, we may not incur future indebtedness or issue additional senior or pari passu indebtedness, except with the prior consent of the beneficial holders of at least 51% of the outstanding principal amount of each such Notes or in limited permitted circumstances. The definition of indebtedness in each of the Note Purchase Agreements encompasses all customary forms of indebtedness, including, without limitation, liabilities for deferred consideration, liabilities for borrowed money secured by any lien or other specified security interest (except permitted liens), liabilities in respect of letters of credit or similar instruments (excluding letters of credit which are 100% cash collateralized) and guarantees in relation to such forms of indebtedness (excluding parent company guarantees provided by CanArgo in respect of the indebtedness or obligations of any of our subsidiaries under any Basic Documents (as defined in each of the Note Purchase Agreements).

Our Ability To Make Future Stock Issuances, the Terms of the 12% Subordinated Notes and the Subordinated Notes And The Provisions Of Delaware Law Could Have Anti-Takeover Effects.

Our board of directors may at any time issue additional shares of preferred stock and common stock without any prior approval by the stockholders, which might impair or impede a third party from making an offer to acquire us. Holders of outstanding shares have no right to purchase a pro rata portion of additional shares of common or preferred stock issued by us. Further, under the terms of the 12% Subordinated Notes and the Subordinated Notes, in the event of a “Change of Control” or a “Control Event” we are required to offer to prepay the Notes which might also dissuade a third party from making an acquisition offer. See note 9 of the consolidated financial statements included in the Annual Report on Form 10-K (as amended) for the definition of “Change of Control” and “Control Event”. In addition, the provisions of Section 203 of the Delaware General Corporation Law, to which we are subject, places certain restrictions on third parties who seek to effect a business combination with a company opposed by our board of directors.

Risks Associated With The Rights Offering

Conditions to the Rights Offering

The Rights Offering is subject to certain conditions including, among others: obtaining the approval of stockholders to an increase in the requisite number of shares of common stock that the Company is authorized to issue in order to enable the Company to complete the Rights Offering; the execution and delivery of mutually acceptable definitive agreements with the Standby Underwriter and the Subscription Agents, securing all requisite consents and complying with all requisite regulatory requirements, as well as the satisfaction of other conditions customarily found in underwritten offerings. There is no assurance that all these conditions will be satisfied.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that are incorporated by reference as set forth herein under the section entitled “Information Incorporated by Reference,” contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”), as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this prospectus, the words “estimate,” “project,” “anticipate,” “expect,” “intend,” “believe,” “hope,” “may” and similar expressions, as well as “will,” “shall,” “could” and other indications of future tense, are intended to identify forward- looking statements. The forward-looking statements are based on our current expectations and speak only as of the date made. These forward-looking statements involve risks, uncertainties and other factors that in some cases have affected our historical results and could cause actual results in the future to differ significantly from the results anticipated in forward-looking statements made in this prospectus. Important factors that could cause such a difference are discussed in this prospectus, particularly in the section entitled “Risk Factors”. You are cautioned not to place undue reliance on the forward-looking statements.

Few of the forward-looking statements in this prospectus, including the documents that are incorporated by reference, deal with matters that are within our unilateral control. Joint venture, acquisition, financing and other agreements and arrangements must be negotiated with independent third parties and, in some cases, must be approved by governmental agencies. These third parties generally have interests that do not coincide with ours and may conflict with our interests. Unless the third parties and we are able to compromise their various objectives in a mutually acceptable manner, agreements and arrangements will not be consummated.

Although we believe our expectations reflected in forward-looking statements are based on reasonable assumptions, no assurance can be given that these expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, among others:

•	the market prices of oil and gas;

•	uncertainty of drilling results, reserve estimates and reserve replacement;

•	operating uncertainties and hazards;

•	economic and competitive conditions;

•	natural disasters and other changes in business conditions;

•	inflation rates;

•	legislative and regulatory changes;

•	financial market conditions;

•	accuracy, completeness and veracity of information received from third parties;

•	wars and acts of terrorism or sabotage;

•	political and economic uncertainties of foreign governments; and

•	future business decisions.

In light of these risks, uncertainties and assumptions, the events anticipated by our forward-looking statements might not occur. We undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise.

DILUTION

As indicated in the Company’s Annual Report on Form 10-K (as amended) incorporated by reference herein and in “Risk Factors” herein, the Company faces numerous risks. Among the most significant is its need for additional capital in order to implement its proposed business plan for 2008. It is the Company’s belief, however, that the proposed Rights Offering presents the best alternative for stockholders since it permits stockholders to participate in financing the Company’s activities on the same basis that a third party financing source could be expected to provide funds to the Company without existing stockholders suffering the same degree of dilution that a third party financing would create. As of April 28, 2008, the closing price per share of the common stock on the AMEX was $0.21. The Subscription Price for shares in the Rights Offering of $0.10 per share represents a 52% discount off such market price. In the event that the Rights Offering is consummated as currently contemplated, under the terms of the Company’s outstanding Notes the price at which such Notes may be converted into shares of Common Stock as well as the exercise price of certain warrants to purchase shares of common stock issued in connection with the 12% Subordinated Notes shall reset from a current price of $1.00 per share to the Subscription Price of $.10 per share resulting in a potential increase in the total number of shares of common stock issuable in connection with the conversion of such Notes and the exercise of such warrants, assuming a successful completion of the Rights Offering, from an aggregate of 242,107,390 shares as at April 28, 2008 to 670,325,891 shares of common stock. The Company determined to conduct a rights offering to existing stockholders, as opposed to a public or private offering to third parties, in an attempt to reduce the potential dilution to existing stockholders any such offer to third parties would entail, assuming that the Rights Offering is fully subscribed for by stockholders. By way of illustration, our net tangible book value as of December 31, 2007 was approximately $37.9 million, or $0.16 per share of our common stock (based upon an aggregate of 242,107,390 shares outstanding as of April 28, 2008). Net tangible book value per share is equal to our total net tangible book value, which is our total tangible assets less our total liabilities divided by the number of shares of our outstanding common stock. Dilution per share equals the difference between the amount per share paid by purchasers of shares of common stock in the Rights Offering and the pro forma net tangible book value per share of our common stock immediately after the Rights Offering. Based on the subscription price of $0.10 per share and before deducting estimated offering expenses payable by us and the application of the estimated net proceeds from the Rights Offering, our pro forma net tangible book value as of December 31, 2007 would have been approximately $62.1 million, or $0.09 per share (based upon an aggregate of 670,325,891 shares of our common stock that would be outstanding following the consummation of the Rights Offering). Assuming that the Rights Offering is fully subscribed and that the Standby Underwriter is not required to purchase any Unsubscribed Shares and does not exercise its over-allotment option or its conditional right to be paid its commission in shares, the Rights Offering will represent no dilution to subscribers in the Rights Offering. The foregoing assumes no exercise of any outstanding options or warrants or issuances of common stock pursuant to existing contractual arrangements including upon conversion of the Notes and exercise of the warrants issued to the 12% Subordinated Note holder. To the extent such options and warrants are exercised or additional shares are issued pursuant to such contractual arrangements there will be further dilution to stockholders. The following table illustrates this per share dilution:

Set forth below is a table illustrating the effective dilution to stockholders assuming a fully subscribed for Rights Offering of 242,107,390 shares at the exercise price of $0.10 per share.

$ per Share

Subscription price	$0.10
Net tangible book value per share prior to Offering	$0.16
Decrease per share attributable to the Offering	$(0.07)
Pro forma net tangible book value per share after the Offering	$0.09
Dilution in pro forma net tangible book value per share to purchasers	$.0.01

USE OF PROCEEDS

The gross proceeds from the sale of the Underlying Shares offered hereby are estimated to be $24,210,739 before the payment of expenses of the Rights Offering which are estimated to be $ •  or the receipt of any proceeds from the exercise of the Standby Underwriter’s over-allotment option. The gross proceeds from the sale of the Underlying Shares are expected to be used as follows:

Use of Proceeds from a Fully Subscribed Offering of Rights to Subscribe for 242,107,390 Shares at
$0.10 per share — $000’s

Production enhancement program at the Ninotsminda Field which may include:
• the drilling of a new well in the eastern part of the Field with up to two horizontal completions;
• the drilling of a new vertical well on the northern flank of the Field;
• the evaluation of new technology such as radial drilling to produce trapped oil from shallower reservoirs overlying the main Field area; and
• general workover activity	$12.0
On-going evaluation of the Manavi 12 well with a focus on increasing oil production	$3.0
Progress farm-out strategy in respect of other exploration acreage	$1.0
Repayment of indebtedness(1)	$5.0
General business development and working capital (including payment of expenses of the Offering)	$3.2
Total	$24.2

(1)	The repayment of indebtedness would comprise payment of the Company’s outstanding Subordinated Notes, which have a maturity date of September 1, 2009 and currently incur interest at a rate of 10% per annum.

The foregoing table represents management’s current best estimate of the use of gross proceeds from the Rights Offering (this does not take into consideration customary offering fees and expenses, including the fees, expenses and other compensation of the Standby Underwriter, which would be normally expected to be incurred). Furthermore, the foregoing table does not include any proceeds receivable by the Company from the exercise of the Standby Underwriter’s over-allotment option, which, if fully exercised, would result in gross proceeds of $ • . The expects to use such proceeds, if any, for working capital purposes. However, unforeseen or changing circumstances may alter the use and allocation of such proceeds.

THE RIGHTS OFFERING

The Rights

The Company is hereby issuing Rights to each holders of record of common stock (“Record Date Holder”) as of the close of business on • , 2008 (the “Record Date”) at no charge to such Record Date Holders. The Company is issuing one Right for each share of common stock held on the Record Date. Each Right will entitle the Rights Holder to subscribe for one (1) share of common stock. The Rights will be evidenced by transferable Subscription Rights Certificates, which are being distributed to each Record Date Holder contemporaneously with the delivery of this Prospectus. The Rights Offering is being underwritten by the Standby Underwriter. Accordingly, the total number of shares (and the aggregate purchase price therefore) obtainable pursuant to the exercise of the Rights and the purchase by the Standby Underwriter of the Unsubscribed Shares will be • and the maximum gross proceeds before expenses of the Offering, including the Standby Underwriter’s commission and not including any exercise of the Standby Underwriter’s over-allotment option, will be $ • , respectively. See “USE OF PROCEEDS” for a description of the use of the proceeds from the Offering. Additionally, a further • shares would be issued by the Company in the event that the Standby Underwriter exercises in full its over-allotment option, which would raise a further $ •  before expenses. In addition still, a further • shares would be issued by the Company in the event that the

Standby Underwriter exercises in full its conditional right to elect to receive its commission in shares in lieu of cash (which would increase the net proceeds of the Rights Offering to the Company by correspondingly reducing the cash payable to the Standby Underwriter in respect of its commission). The proceeds from exercise of the over allotment option and the increase in net proceeds of he Rights Offering attributable to the election by the Standby Underwriter’s to take it commission in shares would be used by the Company for general working capital purposes.

No fractional Rights or cash in lieu thereof will be issued or paid. Instead, only a whole number of shares of common stock are subject to Rights and are issuable to a Record Date Holder upon proper exercise of his or its Rights. Any fractional number of shares of common stock subject to Rights issued to a Record Date Holder will be rounded down to the nearest whole number. A depository, bank, trust company, or securities broker or dealer holding shares of common stock on the Record Date for more than one beneficial owner may, upon delivery to the U.S. or Norwegian Subscription Agent of the Certification and Request for Additional Rights form available from the U.S. or Norwegian Subscription Agent, exchange its Subscription Rights Certificate to obtain a Subscription Rights Certificate for the number of Rights to which all such beneficial owners in the aggregate would have been entitled had each been a holder on the Record Date; no other Subscription Rights Certificate may be so divided as to increase the number of Rights to which its original recipient was entitled. The U.S. or Norwegian Subscription Agent must receive the Certification and Request for Additional Rights no later than 5:00 p.m., Eastern time in the United States • , local Norwegian time on • , 2008, after which time no new Subscription Rights Certificates will be issued to nominees in lieu of fractional shares.

Beneficial owners of Common Stock who are also the Record Date Holders of their shares will receive more Rights under certain circumstances than beneficial owners of common stock who are not the Record Date Holders of their shares and who do not obtain (or cause the Record Date Holder of their shares of Common Stock to obtain) a separate Subscription Rights Certificate with respect to the shares beneficially owned by them, including shares held in an investment advisory or similar account. To the extent that Record Date Holders or beneficial owners of common stock who obtain a separate Subscription Rights Certificate receive more Rights, they will be able to subscribe for more shares pursuant to the Basic Subscription Privilege. Beneficial owners of common stock who are not also Record Date Holders may obtain a separate Subscription Rights Certificate upon request to the nominee Record Date Holder. See “Exercise of Rights” below.

The Rights are listed for trading on the AMEX and the OSE under the symbols ● and ●, respectively. It is anticipated that trading in the Rights will commence upon commencement of the Rights Offering and the issuance of the Rights.

Expiration Time

The Rights will expire at the Expiration Time, 5:00 p.m., Eastern time, on • , 2008, subject to extension at the discretion of the Company. After the Expiration Time, unexercised Rights will be null and void. The Company will not be obligated to honor any purported exercise of Rights received by either Subscription Agent after the Expiration Time, regardless of when the documents relating to that exercise were sent, except pursuant to the Guaranteed Delivery Procedures described below. The Company may extend the Expiration Time by giving oral or written notice to the Subscription Agent on or before the Expiration Time, followed by a press release no later than 9:00 a.m. Eastern time on the next business day after the previously scheduled Expiration Time. The Rights Offering will not be extended to a time later than 5:00 p.m., Eastern time, on • , 2008.

Subscription Privileges

Basic Subscription Privilege.

Each Right will entitle the holder thereof to purchase, at the Subscription Price, one (1) Underlying Share (the “Basic Subscription Privilege”). Each Rights Holder is entitled to subscribe for that number of whole shares of common stock that represent all, or any portion of, the Underlying Shares which may be acquired through the exercise of his or its Rights. Certificates representing Underlying Shares purchased pursuant to the Basic Subscription Privilege will be delivered to subscribers as soon as practicable after the corresponding Rights have been validly exercised.

Subscription Price

The Subscription Price is $ •  per Underlying Share subscribed for pursuant to the Basic Subscription Privilege, payable in cash.

Exercise of Rights by Rights Holders

Rights Holders residing or located in the United States (“U.S. Rights Holders”) may exercise their Rights by delivering to Computershare (the “U.S. Subscription Agent”) and Rights Holders residing or located in Norway or other foreign countries (“Foreign Rights Holders”) may exercise their Rights by delivering to • (the “Norwegian Subscription Agent”), at the respective addresses specified below, at or prior to the Expiration Time, the properly completed and executed Subscription Rights Certificate(s) evidencing those Rights, with any signatures guaranteed as required, together with payment in full of the Subscription Price for each Underlying Share subscribed for pursuant to the Basic Subscription Privilege. Payment may be made only (i) if by a U.S. Rights Holder by check or cashier’s check drawn upon a U.S. bank, or postal, telegraphic or express money order, in each case, payable to Computershare, as Subscription Agent or (ii) if by a Foreign Rights Holder by • or (iii) by wire transfer of immediately available funds: by U.S. Rights Holders to the account maintained by the U.S. Subscription Agent for the purpose of accepting subscriptions at • Bank, account number • or by Foreign Rights Holders to the account maintained by the Norwegian Subscription Agent for the purpose of accepting subscriptions at • Bank, account number • . The Subscription Price will be deemed to have been received by the relevant Subscription Agent only upon (i) clearance of any uncertified check, (ii) receipt by the relevant Subscription Agent of any certified check or cashier’s check drawn upon a U.S. or foreign bank, respectively, or of any postal, telegraphic or express money order or (iii) receipt of collected funds in the relevant Subscription Agent’s account designated above. Funds paid by uncertified personal check may take at least [five] business days to clear. Accordingly, Rights Holders who wish to pay the Subscription Price by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Time to ensure that such payment is received and clears by such time and are urged to consider, in the alternative, payment by means of certified or cashier’s check, money order or wire transfer of good funds. All funds received in payment of the Subscription Price shall be held by the Subscription Agent and invested at the direction of the Company in short-term certificates of deposit, short-term obligations of the United States or any state or any agency thereof, or money market mutual funds investing in the foregoing instruments. The account in which such funds will be held may not be insured by the FDIC. Any interest earned on such funds will be retained by the Company.

The Subscription Rights Certificates and payment of the Subscription Price or, if applicable, the Notices of Guaranteed Delivery, must be delivered by mail, by hand or by overnight courier to the relevant Subscription Agent at the following address:

U.S. Subscription Agent

Computershare
350 Indiana Street, Suite 800
Golden, CO 80401

The U.S. Subscription Agent’s telephone number is (214) 340-0757 and its facsimile number is (214) 343-4008.

Norwegian Subscription Agent

[ • ]

The Norwegian Subscription Agent’s telephone number is • and its facsimile number is • .

The Company will pay the fees and expenses of the Subscription Agents and has also agreed to indemnify the Subscription Agents from certain liabilities which they may incur in connection with this Offering.

If a Rights Holder wishes to exercise Rights, but time will not permit such holder to cause the Subscription Rights Certificate(s) evidencing those Rights to reach the Subscription Agent prior to the Expiration Time, such Rights may nevertheless be exercised if all of the following conditions (the “Guaranteed Delivery Procedures”) are met:

(i) the Rights Holder has caused payment in full of the Subscription Price for each Underlying Share being subscribed for pursuant to the Basic Subscription Privilege to be received (in the manner set forth above) by the relevant Subscription Agent at or prior to the Expiration Time;

(ii) the relevant Subscription Agent receives, at or prior to the Expiration Time, a guarantee notice (a “Notice of Guaranteed Delivery”), substantially in the form provided with the Instructions as to Use of Subscription Rights Certificates (the “Instructions”) distributed with the Subscription Rights Certificates, from, for U.S. Rights Holders, a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority (“FINRA”), or from, for Foreign Rights Holders, or from a commercial bank or trust company having an office or correspondent in the United States (each, an “Eligible Institution”), stating the name of the exercising Rights Holder, the number of Underlying Shares being subscribed for pursuant to the Basic Subscription Privilege and guaranteeing the delivery to the relevant Subscription Agent of the Subscription Rights Certificate(s) evidencing those Rights within three AMEX trading days following the date of the Notice of Guaranteed Delivery; and

(iii) the properly completed Subscription Rights Certificate(s) evidencing the Rights being exercised, with any signatures guaranteed as required, is received by the Subscription Agent within three AMEX trading days following the date of the Notice of Guaranteed Delivery relating thereto. The Notice of Guaranteed Delivery may be delivered to the relevant Subscription Agent in the same manner as Subscription Rights Certificates at the appropriate address set forth above, or may be transmitted to the Subscription Agent by facsimile transmission at the respective telecopier numbers set forth above. Additional copies of the form of Notice of Guaranteed Delivery are available upon request from either Subscription Agent.

If an exercising Rights Holder does not indicate the number of Rights being exercised, or does not forward full payment of the aggregate Subscription Price for the number of Rights that the Rights Holder indicates are being exercised, then the Rights Holder will be deemed to have exercised the Basic Subscription Privilege with respect to the maximum number of Rights that may be exercised for the aggregate payment delivered by the Rights Holder. A Rights Holder who subscribes for fewer than all of the shares represented by its Subscription Rights Certificates shall be deemed to have elected not to subscribe for the remaining shares represented by its Subscription Rights Certificates, after which such remaining shares shall be purchased by the Standby Underwriter.

Certificates representing shares of Common Stock subscribed for and issued pursuant to the Basic Subscription Privilege will be mailed as soon as practicable after the corresponding Rights have been validly exercised and payment has been received.

Unless a Subscription Rights Certificate (i) provides that the Underlying Shares to be issued pursuant to the exercise of the Rights represented thereby are to be issued to the holder of such Rights or (ii) is submitted for the account of an Eligible Institution, signatures on each Subscription Rights Certificate must be guaranteed by a bank, broker, dealer, credit union, national securities exchange, registered securities association, clearing agency or savings association.

Record Date Holders who hold shares of common stock for the account of others, such as brokers, trustees or depositories for securities, should contact the respective beneficial owners of such shares as soon as possible to ascertain those beneficial owners’ intentions and to obtain instructions with respect to their Rights. If a beneficial owner so instructs, the Record Date Holder of that beneficial owners’ Rights should complete appropriate Subscription Rights Certificates and submit them to the appropriate Subscription Agent with the proper payment. In addition, beneficial owners of Rights through such a nominee holder should contact the nominee holder and request the nominee holder to effect transactions in accordance with the beneficial owners’ instructions. If a beneficial owner wishes to obtain a separate Subscription Rights Certificate, he, she or it should contact the nominee as soon as possible and request that a separate Subscription Rights Certificate be issued. A Nominee may request any Subscription Rights Certificate held by it to be split into such smaller denominations as it wishes, provided that the Subscription Rights Certificate is received by the appropriate Subscription Agent, properly endorsed, no later than 5:00 p.m., U.S. Eastern time, on • , 2008.

The Instructions accompanying the Subscription Rights Certificates should be read carefully and followed in detail.

SUBSCRIPTION RIGHTS CERTIFICATES SHOULD BE SENT WITH PAYMENT TO THE APPROPRIATE SUBSCRIPTION AGENT. DO NOT SEND SUBSCRIPTION RIGHTS CERTIFICATES TO THE COMPANY. THE METHOD OF DELIVERY OF SUBSCRIPTION RIGHTS CERTIFICATES AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE APPROPRIATE SUBSCRIPTION AGENT WILL BE AT THE ELECTION AND RISK OF THE RIGHTS HOLDERS. IF SUBSCRIPTION RIGHTS CERTIFICATES AND PAYMENTS ARE SENT BY MAIL, RIGHTS HOLDERS ARE URGED TO SEND SUCH MATERIALS BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND ARE URGED TO ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY TO THE APPROPRIATE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO THE EXPIRATION TIME. BECAUSE UNCERTIFIED CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, RIGHTS HOLDERS ARE STRONGLY URGED TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER’S CHECK, MONEY ORDER OR WIRE TRANSFER OF GOOD FUNDS.

All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by the Company, whose determination will be final and binding. The Company, in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Right. Subscription Rights Certificates will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines, in its sole discretion. Neither the Company nor either Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Rights Certificates or incur any liability for failure to give such notification. The Company reserves the right to reject any exercise if such exercise is not in accordance with the terms of the Offering or not in proper form or if the acceptance thereof or the issuance of shares of Common Stock pursuant thereto could be deemed unlawful.

Any questions or requests for assistance concerning the method of exercising Rights or requests for additional copies of this Prospectus, the Instructions or the Notice of Guaranteed Delivery should be directed to the appropriate Subscription Agent at its address set forth under “Exercise of Rights”, above (In the U.S.: telephone • or call collect • ; or in Norway or the European Union: telephone • or call collect • .

No Revocation

ONCE A RIGHTS HOLDER HAS PROPERLY EXERCISED THE BASIC SUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED.

Transferability of the Rights

The Rights are transferable and may be transferred and exercised by the holder thereof at any time prior to the Expiration Time. The Rights will expire at the Expiration Time and will be of no further value. The rights are expected to be admitted to listing and trading on the AMEX and OSE. However, the Company cannot predict if an active trading market for the rights will develop or the price at which such Rights may be purchased or sold.

CERTAIN INCOME TAX CONSIDERATIONS

Certain U.S. Federal Income Tax Consequences.

The following is a summary of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of Rights or Underlying Shares by U.S. stockholders. This summary deals only with persons that are U.S. stockholders and that will hold the Rights and Underlying Shares as capital assets. The discussion does not cover all aspects of U.S. federal income taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, the acquisition, ownership or disposition of Rights or the Underlying Shares by particular investors, and does not address state, local, foreign or other tax laws. In particular, this summary does not address tax considerations applicable to investors that own (directly or indirectly) 10% or more of our voting shares, nor does this summary discuss all of the tax considerations that may be relevant to certain types of investors subject to special treatment under the U.S. federal income tax laws, such as certain financial institutions, insurance companies, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, investors liable for the alternative minimum tax, individual retirement accounts and other tax-deferred accounts, tax-exempt organizations, dealers in securities or currencies, investors that will hold the Underlying Shares as part of straddles, hedging transactions or conversion transactions for U.S. federal income tax purposes or investors whose functional currency is not the U.S. dollar.

The summary is based on the tax laws of the U.S., including the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions all as of the date hereof and all subject to change at any time, possibly with retroactive effect.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET OUT BELOW IS FOR GENERAL INFORMATION ONLY. ALL PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF OWNING THE SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND POSSIBLE CHANGES IN TAX LAW.

Rights

The allocation of the Rights to U.S. stockholders will be treated for U.S. federal income tax purposes as a distribution of a stock right with respect to the shares of Common Stock held by each stockholder (referred to in this section as “Shares”) entitled to receive Rights. The receipt of the Rights will not be included in the gross income of a U.S. stockholder. If the fair market value of the Rights at the time of the distribution equals fifteen percent (15%) or more of the fair market value of the Shares at such time the U.S. stockholder will be required to allocate the adjusted basis of the Shares immediately before the distribution of the Rights between the Shares and the Rights in proportion to their relative fair market values immediately after the distribution. If the fair market value of the Rights at the time of the distribution is less than fifteen percent (15%) of the fair market value of the Shares at such time, the U.S. stockholder will have a basis of zero in the Rights received unless the U.S. stockholder makes an election to allocate the adjusted basis of the Shares between the Underlying Shares and the Rights as described above. Such election must be made by the U.S. stockholder on the tax return for the year in which the distribution occurs and must satisfy the requirements of U.S. Treasury Regulations. The holding period of the Rights will include the period for which the U.S. stockholder has held the Shares with respect to which the Rights are distributed. The holding period of a purchaser of the Rights will commence on the date of purchase. If a U.S. stockholder exercises the right to purchase Underlying Shares, the holding period of the Underlying Shares will commence on the date of the exercise and will not include any period for which the holder of the Rights held the Shares with respect to which the Rights were distributed or the period for which the holder held the Rights. The exercise of Rights to purchase Underlying Shares will not cause a U.S. Rights Holder to recognize income. The U.S. Rights Holder’s basis in the Underlying Shares purchased by exercise of the Rights will equal the sum of the basis, if any, in the Rights exercised to purchase the Underlying Shares and the amount paid for the Underlying Shares. A sale of the Rights generally will be taxed in the same manner as described for a sale of Underlying Shares under “Sale or Other Disposition” below.

U.S. stockholders who allow the Rights received by them on the date of issuance to expire unexercised will not recognize any gain or loss, and no adjustment will be made to the basis of their shares of Common Stock.

Sale or Other Disposition

Upon a sale or other disposition of Underlying Shares, a U.S. stockholder generally will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount realized on the sale or other disposition and the U.S. stockholder’s adjusted tax basis in the Underlying Shares, each determined in U.S. dollars. This capital gain or loss will be long term capital gain or loss if the U.S. stockholder’s holding period in the Underlying Shares exceeds one year. For a non-corporate U.S. stockholder, the maximum long-term capital gains rate is 15%. Any gain or loss generally will be U.S. source.

Backup Withholding and Information Reporting

Payments of dividends and other proceeds with respect to Underlying Shares in the U.S. by a U.S. paying agent or other U.S. intermediary will be reported to the Internal Revenue Service and to the U.S. stockholder as may be required under applicable regulations. Backup withholding may apply to these payments if the U.S. stockholder fails to provide an accurate taxpayer identification number or certification of foreign or other exempt status or fails to report all interest and dividends required to be shown on its U.S. federal income tax returns. Certain U.S. stockholders (including, among others, corporations) are not subject to backup withholding. U.S. shareholders should consult their tax advisers as to their qualification for exemption from backup withholding and the procedure for obtaining an exemption.

STANDBY UNDERWRITING AND PLAN OF DISTRIBUTION

Determination of Subscription Price

The Subscription Price was determined by negotiations between the Company and the Standby Underwriter. The Company’s objective in establishing the Subscription Price was the achievement of the targeted proceeds from the Offering while providing Record Date Holders with an opportunity to make an additional investment in the Company, and thus avoid an involuntary dilution of their proportionate ownership position in the Company.

In approving the Subscription Price, the Board of Directors considered such factors as the alternatives available to the Company for raising capital, the Company’s long and short term loan obligations, the market price of the common stock, the business prospects for the Company and the general condition of the securities markets. There can be no assurance, however, that the market price of the common stock will not decline during the subscription period, or that, following the issuance of the Rights and of the common stock upon exercise of Rights, a subscribing Rights Holder will be able to sell shares of common stock purchased in the Rights Offering at a price equal to or greater than the Subscription Price.

Further, in approving the Subscription Price, the Board of Directors acted upon the recommendation of a committee of disinterested directors of the Board of Directors of the Company (the “Independent Committee”) comprised of Messrs. Michael Ayre, Russ Hammond and Anthony Perry.

Standby Underwriting Agreement

Prior to the commencement of the Rights Offering, the Company has entered into a Standby Agreement pursuant to which the Standby Underwriter has agreed, subject to certain conditions, to acquire from the Company on the Expiration Date, subject to certain conditions, all of the Underlying Shares (the “Unsubscribed Shares”) remaining after the exercise of the Basic Subscription Privilege by all of the Rights Holders at the Subscription Price. The Standby Underwriter has also been granted an over-allotment option of up to • shares and the right to receive a commission equal to • % of the aggregate Subscription Price in respect of all of the shares the subject of the Rights Offering which it may elect to receive in Shares in lieu of cash at a cost per share equivalent to the Subscription Price. However, the Standby Underwriter will only be able to exercise its over-allotment option and/or its right to receive its commission in shares in lieu of cash in the event that the aggregate number of shares of common stock held by the Standby Underwriter following its subscription for the Unsubscribed Shares and the exercise of its over-allotment option and/or its right to receive the commission shares does not exceed 49.999999% of the issued and outstanding share capital of the Company immediately following such subscriptions. The Company has also agreed to pay the Standby Underwriters out-of-pocket expenses (including legal fees) incurred in connection with the Rights Offering (up to a maximum of $•). See “The Rights Offering”.

The Standby Underwriting Agreement further provides that the obligations of the Standby Underwriter are conditioned upon the consummation of the Rights Offering prior to • , 2008.

The Standby Underwriter proposes to offer the Unsubscribed Shares directly to the public located outside the United States and who are not U.S. Persons (as each is defined in Regulation S promulgated under the Securities Act). The Standby Underwriter may also offer the Unsubscribed Shares through the facilities of the Oslo Stock Exchange to certain foreign securities dealers at prices which may represent concessions from the prices at which such shares are then being offered to the public. The Standby Underwriter may allow, and such dealers may reallow, a concession to certain brokers and dealers. The amount of such concessions and reallowances will be determined from time to time by the Standby Underwriter. In effecting such transactions, the Standby Underwriter may realize profits and losses independent of the compensation referred to below. The Company has agreed to indemnify the Standby Underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Standby Underwriter may be required to make in respect thereof.

The Company has agreed not to sell or otherwise dispose, or to register or to otherwise facilitate the sale or disposal, of any shares of its common stock or any security convertible into or exchangeable for shares of its common stock from the date of this Prospectus through the date 90 days after the Expiration Time without the prior written consent of the Standby Underwriter, except issuances of common stock pursuant to the exercise of outstanding stock options or warrants or upon conversion of the Company’s Subordinated Notes and 12% Subordinated Notes and subject to certain other exceptions.

The common stock offered pursuant to the Rights Offering is being offered by the Company directly to holders of its common stock.

The Rights are listed for trading on the AMEX and the OSE under the symbols ● and ●, respectively. It is anticipated that trading in the Rights will commence upon the commencement of the Rights Offering and the issuance of the Rights.

The Company has not employed any brokers, dealers or underwriters to solicit the exercise of Rights in this Rights Offering and no commissions, fees or discounts will be paid in connection with this Rights Offering other than those payable to the Standby Underwriter. Certain employees of the Company may solicit responses from stockholders and Rights Holders, but such employees will not receive any commissions or compensation for such services other than their normal employment compensation.

The Company maintains three stock option plans, under which adjustments to outstanding options may be made to reflect the impact of the Offering. Likewise, under the terms of the Company’s Subordinated Notes, 12% Subordinated Notes and the warrants issued in connection with the 12% Subordinated Notes the respective conversion prices and exercise prices of such Notes and warrants will be reset to $0.10 on successful closing of the Rights Offering resulting in a possible maximum issue of up to 186,111,111 shares of common stock upon conversion of the Notes and exercise of the warrants; provided, however, the Company intends to repay in advance of their stated maturity date up to $5,000,000 in aggregate principal amount of such Notes, which if such Notes are not converted in advance of such payment will reduce such maximum amount of issuable shares of common stock to 136,111,111. The Company has not been advised of the intentions of the Noteholders in this regard.

LIMITATION OF LIABILITY AND INDEMNIFICATION

Limitation of Liability

Our Amended and Restated Certificate of Incorporation limits or eliminates the liability of our directors or officers to us or our stockholders for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. Delaware law provides that a director of CanArgo will not be personally liable to CanArgo or our stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability: (1) for any breach of the director’s duty of loyalty; (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; (3) for the payment of unlawful dividends and some other actions prohibited by Delaware corporate law; and (4) for any transaction resulting in receipt by the director of an improper personal benefit.

Indemnification

Delaware General Corporation Law provides that a corporation may indemnify its present and former directors, officers, employees and agents (each, an “indemnitee”) against all reasonable expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement incurred in an action, suit or proceeding, other than in actions initiated by or in the right of the corporation, to which the indemnitee is made a party by reason of service as a director, officer, employee or agent, if such individual acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation shall indemnify an indemnitee to the extent that he or she is successful on the merits or otherwise in the defense of any claim, issue or matter associated with an action, suit or proceeding, including one initiated by or in the right of the corporation. Our Bylaws provide for indemnification of directors and officers to the fullest extent permitted by Delaware General Corporation Law.

Delaware General Corporation Law allows and our Bylaws provide for the advance payment of an indemnity for expenses prior to the final disposition of an action, provided that the indemnitee undertakes to repay any such amount advanced if it is later determined that the indemnitee is not entitled to indemnification with regard to the action for which the expenses were advanced.

Our directors and officers are insured, under policies of insurance maintained by us, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons who may control us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

Section 203 of the Delaware General Corporation Law, which is applicable to CanArgo as a Delaware corporation, prohibits various business combinations between a Delaware corporation and an “interested stockholder,” that is, anyone who beneficially owns, alone or with other related parties, at least 15% of the outstanding voting shares of a Delaware corporation. Business combinations subject to Section 203 include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and some transactions that would increase the interested stockholder’s proportionate share ownership in the corporation. Section 203 prohibits this type of business combination for three years after a person becomes an interested stockholder, unless:

•	the business combination is approved by the corporation’s board of directors prior to the date the person becomes an interest stockholder;

•	the interested stockholder acquired at least 85% of the voting stock of the corporation, other than stock held by directors who are also officers or by specified employee stock plans, in the transaction in which it becomes an interested stockholder; or

•	the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

LEGAL MATTERS

The validity of the shares of common stock offered hereby has been passed upon for us by Satterlee Stephens Burke & Burke LLP, New York, New York.

EXPERTS

The consolidated financial statements of CanArgo Energy Corporation as of December 31, 2007 and 2006 and for each of the years in the three year period ending December 31, 2007, incorporated in this Prospectus by reference from CanArgo Energy Corporation’s Annual Report on Form 10-K (as amended) for the year ended December 31, 2007, as amended, which, have been audited by L J Soldinger Associates LLC, independent registered public accountants, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The oil and gas reserve data incorporated by reference to our Annual Report on Form 10-K (as amended) for the year ended December 31, 2007, has been prepared by Oilfield Production Consultants (OPC) Limited and such reserve report dated January 1, 2008 has been incorporated herein in reliance upon the authority of such firm as experts in estimating proved oil and gas reserves.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Exchange Act under which we file periodic reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any document we file at the SEC’s public reference rooms at the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549-7010 and at the Commission’s Regional Offices located at 3 World Financial Center, RM 4300 , New York, New York 10281-1022 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s Internet site at http://www.sec.gov which contains reports, proxy and information statements and other information regarding issuers that we file electronically.

This prospectus is part of a registration statement that we filed with the SEC (registration number 333- • ). The registration statement of which this prospectus forms a part contains more information than this prospectus regarding CanArgo Energy Corporation and our common stock, including certain exhibits. You can get a copy of the registration statement from the SEC at the addresses listed above or from its Internet site.

Our common stock is listed on the Oslo Stock Exchange in Norway under the symbol “CNR” and also on The American Stock Exchange under the symbol “CNR”. Information about us is also available at the Oslo Stock Exchange website (www.ose.no), and at the offices of The American Stock Exchange, 86 Trinity Place, New York, NY 10005.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering of securities has been completed:

•	Annual Report on Form 10-K for the year ended December 31, 2007, as amended;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31 2008;

•	The description of CanArgo’s common stock contained in Form 8-A/12B dated April 19, 2004;

•	Definitive Proxy Materials filed on May • , 2008; and

•	Current Reports on Form 8-K filed on January 8, 2008, February 11, 2008, February 14, 2008, March 6, 2008, March 28, 2008 and April 28, 2008.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon request, a copy of the foregoing documents (without exhibits). Written or telephone requests for such copies should be directed to the Corporate Secretary, CanArgo Energy Corporation, PO Box 291, St Peter Port, Guernsey, GY1 3RR, British Isles, +(44) 1481 729 980.

You should rely only on the information contained in this prospectus and any supplement. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus is not an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in or incorporated by reference in this prospectus and any supplement is accurate as of its date only. Our business, financial condition, results of operations and prospects may have changed since that date.

CANARGO ENERGY CORPORATION

 • Shares

Common Stock

PROSPECTUS

 • , 2008

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses, all of which are to be borne by the Company, in connection with the registration, issuance and distribution of the securities being registered hereby. All amounts are estimates except the SEC registration fee.

SEC Registration Fee		$1,903
Legal Fees and Expenses		•
Accountant’s Fees and Expenses		•
Printing Expenses		•
Miscellaneous		•

Total	$	•

Item 15.	Indemnification of Directors and Officers

Under provisions of the By-Laws of the Company, each person who is or was a director or officer of the Company shall be indemnified by the Company as of right to the full extent permitted or authorized by the General Corporation Law of Delaware.

Under such law, to the extent that such person is successful on the merits of defense of a suit or proceeding brought against him by reason of the fact that he is a director or officer of the Company, he shall be indemnified against expenses (including attorneys’ fees) reasonably incurred in connection with such action. If unsuccessful in defense of a third-party civil suit or a criminal suit is settled, such a person shall be indemnified under such law against both (1) expenses (including attorneys’ fees) and (2) judgments, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

If unsuccessful in defense of a suit brought by or in the right of the Company, or if such suit is settled, such a person shall be indemnified under such law only against expenses (including attorneys’ fees) incurred in the defense or settlement of such suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company except that if such a person is adjudged to be liable in such suit for negligence or misconduct in the performance of his duty to the Company, he cannot be made whole even for expenses unless the court determines that he is fairly and reasonably entitled to indemnity for such expenses.

The officers and directors of the Company are covered by officers and directors liability insurance. The policy coverage is $15,000,000, which includes reimbursement for costs and fees. There is a maximum deductible for officers and directors under the policy of $250,000 for each claim. The Company has entered into Indemnification Agreements with each of its officers and directors. The Indemnification Agreements provide for reimbursement for all direct and indirect costs of any type or nature whatsoever (including attorneys’ fees and related disbursements) actually and reasonably incurred in connection with either the investigation, defense or appeal of a Proceeding, as defined, including amounts paid in settlement by or on behalf of an Indemnitee.

Item 16.	Exhibits.

The following exhibits are filed as part of this registration statement.

Exhibit
No.	Description of Exhibit

Management Contracts, Compensation Plans and Arrangements are identified by an asterisk (*) Documents filed herewith are identified by a cross (†).
1(6)	Form of Standby Underwriting Agreement between the Company and • ††.
2(4)	Memorandum of Agreement between Fielden Management Services Pty, Ltd., A.C.N. 005 506 123 and Fountain Oil Incorporated dated May 16, 1995 (Incorporated herein by reference from December 31, 1997 Form 10-K/A).
3(1)	Registrant’s Certificate of Incorporation and amendments thereto (Incorporated by reference from the Company’s Proxy Statements filed May 10, 1999 and May 9, 2000 and Form 8-K filed July 24, 1998 and May 23, 2006 and March 31, 2004 Form 10-Q filed on May 17, 2004).
3(2)	Registrant’s Amended and Restated Bylaws as amended (Incorporated herein by reference to Form 8-K dated March 2, 2007).
3(3)	Certificate of Amendment of the Certificate of Incorporation as filed with the Office of the Secretary of State of the State of Delaware on June 5, 2007 (Incorporated herein by reference from Form 8-K dated June 11, 2007).
3(4)	Certificate of Amendment of the Certificate of Incorporation as filed with the Office of the Secretary of State of the State of Delaware on July • , 2008 (Incorporated herein by reference from Form 8-K dated July • , 2008) †.
*4(1)	Amended and Restated 1995 Long-Term Incentive Plan (Incorporated herein by reference from September 30, 1998 Form 10-Q).
*4(2)	Amended and Restated CanArgo Energy Inc. Stock Option Plan (Incorporated herein by reference from March 31, 1998 Form 10-Q).
*4(3)	CanArgo Energy Corporation 2004 Long Term Incentive Plan (Incorporated herein by reference from the Company’s definitive Proxy Statement filed May • , 2008).
4(4)	Note and Warrant Purchase Agreement dated March 3, 2006 among CanArgo Energy Corporation and the Purchasers party thereto (Incorporated herein by reference from Form 8-K dated March 8, 2006).
4(5)	Registration Rights Agreement dated March 3, 2006 among CanArgo Energy Corporation and the Purchasers party thereto (Incorporated herein by reference from Form 8-K dated March 8, 2006).
4(6)	Note and Warrant Purchase Agreement dated June 28, 2006 among CanArgo Energy Corporation and the Purchaser party thereto (Incorporated by reference from Form 8-K dated June 28, 2006).
4(7)	Registration Rights Agreement dated June 28, 2006 among CanArgo Energy Corporation and the Purchaser party thereto (Incorporated by reference from Form 8-K dated June 28, 2006).
4(8)	Form of Subscription Agreement dated as of September 19, 2006 by and between CanArgo Energy Corporation and the Purchaser named therein (Incorporated by reference from Form 8-K dated October 12, 2006).
4(9)	Subscription letter agreement dated as of August 10, 2007 to offer the right to subscribe for an aggregate of 2,500,000 shares of common stock, of the Company and an aggregate of 5,000,000 common stock purchase warrants (Incorporated by reference from Form 8-K dated August 14, 2007).
5(1)	Opinion of Satterlee Stephens Burke & Burke LLP with respect to the legality of the securities††.
10(1)	Production Sharing Contract between(1) Georgia and(2) Georgian Oil and JKX Ninotsminda Ltd. dated February 12, 1996 (Incorporated herein by reference from Form S-1 Registration Statement, File No. 333-72295 filed on June 7, 1999).

Exhibit
No.	Description of Exhibit

*10(2)	Management Services Agreement between CanArgo Energy Corporation and Vazon Energy Limited relating to the provisions of the services of Dr. David Robson dated June 29, 2000 (Incorporated herein by reference from September 30, 2000 Form 10-Q). As amended by Deed of Variation of Management Services Agreement between CanArgo Energy Corporation and Vazon Energy Limited dated May 2, 2003 (Incorporated herein by reference to Form 8-K dated May 13, 2003).
10(3)	Tenancy Agreement between CanArgo Energy Corporation and Grosvenor West End Properties dated September 8, 2000 (Incorporated herein by reference from September 30, 2000 Form 10-Q).
10(4)	Production Sharing Contract between(1) Georgia and(2) Georgian Oil and CanArgo Norio Limited dated December 12, 2000 (Incorporated herein by reference from December 31, 2000 Form 10-K).
*10(5)	Service Agreement between CanArgo Energy Corporation and Vincent McDonnell dated December 1, 2000 (Incorporated herein by reference from December 31, 2001 Form 10-K).
10(6)	Sale agreement of CanArgo Petroleum Products Limited between CanArgo Limited and Westrade Alliance LLC dated October 14, 2002. (Incorporated herein by reference from September 30, 2002 Form 10-Q).
10(7)	Stock Purchase Agreement dated September 24, 2003 regarding the sale of all of the issued and outstanding stock of Fountain Oil Boryslaw (Incorporated herein by reference from March 31, 2003 Form 10-Q).
10(8)	Agreement between CanArgo Samgori Limited and Georgian Oil Samgori Limited dated January 8, 2004 (Incorporated herein by reference from Form S-3 filed May 6, 2004 (Reg. No. 333-115261)).
10(9)	Agreement dated March 17, 2004 between CanArgo Acquisition Corporation and Stanhope Solutions Ltd for the sale of Lateral Vector Resources Ltd. (Incorporated herein by reference from Form 8-K dated May 19, 2004).
10(10)	Master Service Contract dated June 1, 2004 between CanArgo Energy Corporation and WEUS Holding Inc. (Incorporated herein by reference from Form 8-K dated June 1, 2004).
10(11)	Agreement between Ninotsminda Oil Company Limited and Saipem S.p.A. dated January 27, 2005 (Incorporated herein by reference from Form 8-K dated January 27, 2005).
10(12)	Agreement between Ninotsminda Oil Company Limited and Primrose Financial Group dated February 4, 2005 (Incorporated herein by reference from Form 8-K dated February 4, 2005).
10(13)	Subordinated Subsidiary Guaranty dated March 3, 2006 by and among Ninotsminda Oil Company Limited, CanArgo (Nazvrevi) Limited, CanArgo Norio Limited, CanArgo Limited, Tethys Petroleum Investments Limited, Tethys Kazakhstan Limited and CanArgo Ltd for the benefit of the holders of the Subordinated Notes (Incorporated herein by reference from Form 8-K dated March 8, 2006).
10(14)	Subordinated Subsidiary Guaranty dated June 28, 2006 by and among Ninotsminda Oil Company Limited, CanArgo (Nazvrevi) Limited, CanArgo Norio Limited, CanArgo Limited, Tethys Petroleum Investments Limited, Tethys Kazakhstan Limited and CanArgo Ltd for the benefit of the holder of the 12% Subordinated Note (Incorporated herein by reference from Form 8-K dated June 28, 2006).
10(15)	Waiver, Consent and Amendment Agreement dated March 3, 2006 by and among CanArgo Energy Corporation and the Purchasers party thereto (Incorporated herein by reference from Form 8-K dated March 8, 2006).
10(16)	Waiver, Consent and Amendment Agreement dated June 28, 2006, by and among CanArgo Energy Corporation and the Senior Secured Noteholders party thereto (Incorporated by reference from September 30, 2006 Form 10-Q).
10(17)	Waiver, Consent and Amendment Agreement dated June 28, 2006, by and among CanArgo Energy Corporation and the Senior Secured Noteholders party thereto (Incorporated by reference from September 30, 2006 Form 10-Q).
10(18)	Conversion Agreement dated June 28, 2006, by and among CanArgo Energy Corporation, the Subordinated Noteholders and Persistency (Incorporated by reference from Form 8-K dated June 28, 2006).

Exhibit
No.	Description of Exhibit

10(19)	Memorandum of Understanding dated as of March 2, 2006 by and between the Ministry of Energy of Georgia and CanArgo (Nazvrevi) Limited (Incorporated herein by reference from Form 8-K dated March 8, 2006).
10(20)	Form of Management Services Agreement for Elizabeth Landles, Executive Vice President and Corporate Secretary dated February 18, 2004 (Incorporated by reference from Form 10-K dated March 16, 2006).
10(21)	Service Contract between CanArgo Energy Corporation and Jeffrey Wilkins dated August 22, 2006 (Incorporated by reference from September 30, 2006 Form 10-Q).
10(22)	Amendment, Consent, Waiver and Release Agreement dated February 9, 2007 by and among CanArgo Energy Corporation and the Purchasers party thereto (Incorporated by reference from Form 8-K dated January 24, 2007).
10(23)	Certificate of Discharge dated February 9, 2007 between Ingalls & Snyder LLC and CanArgo Limited (Incorporated by reference from Form 8-K dated January 24, 2007).
10(24)	Security Interest Agreement, dated as of February 9, 2007, among Tethys Petroleum Limited, Ingalls & Snyder LLC and the Secured Parties, as defined herein (Incorporated by reference from Form 8-K dated January 24, 2007).
10(25)	Amendment, Consent, Waiver and Release Agreement dated February 9, 2007 by and among CanArgo Energy Corporation and the Purchasers party thereto (Incorporated by reference from Form 8-K dated January 24, 2007).
10(26)	Amendment, Consent, Waiver and Release Agreement dated February 9, 2007 by and among CanArgo Energy Corporation and Persistency (Incorporated by reference from Form 8-K dated January 24, 2007).
10(27)	Tethys Shareholders Agreement dated as of January 24, 2007 by and among CanArgo Limited, the Investors party thereto and Tethys Petroleum Limited (Incorporated herein by reference from December 31, 2006 Form 10-K).
10(28)	Share Exchange Agreement relating to BN Munai LLP between Coin Investments Limited, Tethys Petroleum Limited and Tethys, Kazakhstan Limited (Incorporated herein by reference from December 31, 2006 Form 10-K).
10(29)	Consent and Conversion Agreement dated as of June 5, 2007 by and among CanArgo Energy Corporation, CanArgo Limited and the Purchasers party thereto, including the form of the Senior Compensatory Warrants to purchase up to 11,111,111 shares of CanArgo common stock issuable thereunder (Incorporated by reference from Form 8-K dated June 11, 2007).
10(30)	Registration Rights Agreement dated as of June 5, 2007 by and among CanArgo Energy Corporation and the Purchasers party thereto (Incorporated by reference from Form 8-K dated June 11, 2007).
10(31)	Conversion Agreement dated as of June 5, 2007 by and among CanArgo Energy Corporation, CanArgo Limited and Persistency, including the form of the Persistency Compensatory Warrants to purchase up to 5 million shares of CanArgo common stock issuable thereunder (Incorporated by reference from Form 8-K dated June 11, 2007).
10(32)	Registration Rights Agreement dated as of June 5, 2007 by and among CanArgo Energy Corporation and Persistency (Incorporated by reference from Form 8-K dated June 11, 2007).
10(33)	Amendment, Consent, Waiver and Release Agreement dated June 5, 2007 by and among CanArgo Energy Corporation and the Purchasers party thereto (Incorporated by reference from Form 8-K dated June 11, 2007).
10(34)	Certificate of Discharge dated June 5, 2007 between Ingalls & Snyder LLC, Tethys Petroleum Limited and CanArgo Limited (Incorporated by reference from Form 8-K dated June 11, 2007).
10(35)	Amendment, Consent, Waiver and Release Agreement dated June 5, 2007 by and among CanArgo Energy Corporation and the Purchasers party thereto (Incorporated by reference from Form 8-K dated June 11, 2007).

Exhibit
No.	Description of Exhibit

10(36)	Amendment, Consent, Waiver and Release Agreement dated June 5, 2007 by and among CanArgo Energy Corporation and Persistency (Incorporated by reference from Form 8-K dated June 11, 2007).
10(37)	Amendment, Consent and Waiver Agreement dated June 13, 2007 by and among CanArgo Energy Corporation and the Purchasers party thereto (Incorporated by reference from Form 8-K dated June 18, 2007).
10(38)	Amendment, Consent and Waiver Agreement dated June 13, 2007 by and among CanArgo Energy Corporation and the Purchasers party thereto (Incorporated by reference from Form 8-K dated June 18, 2007).
10(39)	Amendment, Consent and Waiver Agreement dated June 13, 2007 by and among CanArgo Energy Corporation and Persistency (Incorporated by reference from Form 8-K dated June 18, 2007).
10(40)	Agency Agreement dated June 18, 2007 (Incorporated by reference from Form 8-K dated June 27, 2007).
*10(41)	Management Services Agreement between CanArgo Energy Corporation and Vazon Energy Limited relating to the provisions of the services of Dr. David Robson dated June 27, 2007 (Incorporated by reference from Form 8-K dated July 3, 2007).
*10(42)	Amendment No. 1 to the Statement of Terms and Conditions of Employment between Vazon Energy Limited and Elizabeth Landles (Incorporated by reference from Form 8-K dated July 3, 2007).
10(43)	Letter Agreement With Agents (Incorporated by reference from Form 8-K dated July 11, 2007).
10(44)	Placement Agreement dated July 22, 2007 by and between CanArgo Limited and Jennings Capital Inc (Incorporated by reference from Form 8-K dated July 27, 2007).
10(45)	Amendment, Consent and Waiver Agreement dated as of August 9, 2007 by and among CanArgo Energy Corporation, Ingalls & Snyder LLC, and the Purchasers party thereto, including the form of the Senior Note Compensatory Warrants to purchase up to 17,916,667 shares of CanArgo common stock issuable thereunder (Incorporated by reference from Form 8-K dated August 14, 2007).
10(46)	Amendment, Consent and Waiver Agreement dated as of August 13, 2007 by and among CanArgo Energy Corporation, Ingalls & Snyder LLC and the Purchasers party thereto, including the form of the Subordinated Note Compensatory Warrants to purchase certain shares of CanArgo common stock issuable thereunder (Incorporated by reference from Form 8-K dated August 14, 2007).
10(47)	Transfer Agency and Service Agreement dated December 18, 2007 by and among CanArgo Energy Corporation, Computershare Trust Company, N.A. and Computershare, Inc (Incorporated by reference from Form 8-K dated December 28, 2007).
*10(48)	Appointment letter between CanArgo Energy Corporation and Anthony J. Perry, dated March 26, 2008 (Incorporated by reference from Form 8-K dated March 28, 2008).
23(1)	Consent of Satterlee Stephens Burke & Burke LLP to the use of their opinion with respect to the legality of the securities being registered (included in opinion filed as Exhibit 5(1))††.
23(2)	Consent of L J Soldinger Associates LLC†.
23(3)	Consent of Oilfield Consultants (OPC) Limited†.
24(1)	Power of attorney of certain signatories (contained on the signature page included in Part II of the Registration Statement)†.
99.1	Form of Subscription Rights Certificate††.
99.2	Form of Transmittal Letter for Subscription Rights Certificates††.
99.3	Form of Subscription Agent Agreement between the Company and each of the Subscription Agents††.
99.4	Form of Notice of Guaranteed Delivery of Subscription Rights Certificates††.

†	Filed herewith

††	To be filed by amendment

Item 17.	Undertakings

a. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(i)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus field pursuant to Rule 424(b) that is part of the Registration Statement.

(2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the “Act”), each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c. The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriter during the subscription period, the amount of unsubscribed securities to be purchased by the underwriter, and the terms of any subsequent reoffering thereof. If any public offering by the underwriter is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

d. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

e. The undersigned Registrant hereby undertakes:

(1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of the registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London on May 2, 2008.

CANARGO ENERGY CORPORATION

By:	/s/ Jeffrey Wilkins
Jeffrey Wilkins
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

That the undersigned officers and directors of CanArgo Energy Corporation, a Delaware corporation, do hereby constitute and appoint Vincent McDonnell and Jeffrey Wilkins, and either of them, the lawful attorney and agent, with power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power of authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, post-effective amendments and supplements thereof and to any and all instruments or documents filed as part of or in connection with such Registration Statement, and each of the undersigned hereby certifies and confirms all that said attorney and agent, shall do or cause to be done by virtue hereof. The Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney as of the dates indicated below.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Jeffrey Wilkins Jeffrey Wilkins, Chief Financial Officer and Director	Date: May 2, 2008

By:	/s/ Vincent McDonnell Vincent McDonnell, Chairman of the Board, President and Chief Executive Officer	Date: May 2, 2008

By:	Russ Hammond, Director	Date: May • , 2008

By:	Anthony Perry, Director	Date: May • , 2008

By:	/s/ Michael Ayre Michael Ayre, Director	Date: May 2, 2008

EXHIBIT INDEX

Filed
Herewith		Exhibit

X	23(2)	Consent of L J Soldinger Associates LLC
X	23(3)	Consent of Oilfield Production Consultants (OPC) Limited
X	24(1)	Power of attorney of certain signatories (contained on signature page included in Part II of the Registration Statement)